Exhibit 2.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

among

NORTHWEST PIPE COMPANY

and

EBSR, LLC

and

MEMBERS OF EBSR, LLC

and

PARK ENVIRONMENTAL EQUIPMENT, LLC

and

EBSR, LLC, as Seller Representative

dated as of

October 5, 2021

TABLE OF CONTENTS

i

Exhibits

Exhibit A – Form of Acquired Membership Interests Assignment Agreement

Exhibit B-1 – Form of Amended Real Estate Lease (San Antonio, Texas facilities)

Exhibit B-2 – Form of Amended Real Estate Lease (Ferris, Texas facilities)

Exhibit B-3 – Form of Amended Real Estate Lease (Houston, Texas facilities)

Exhibit C – Illustrative Closing Net Working Capital Calculation

Exhibit D – Form of Escrow Agreement

Exhibit E – Form of R&W Insurance Policy

Exhibit F – Form of Employment Agreements

Exhibit G – Membership Interests

Exhibit H – Form of Restrictive Covenant Agreements

Exhibit I – Additional Special Indemnity Obligations

Exhibit J – Sample Gross Up Calculation

v

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of October 5, 2021, is entered into among NORTHWEST PIPE COMPANY, an Oregon corporation (“Purchaser”), EBSR, LLC, a Texas limited liability company (“Seller”); George W. Eberly, III, as Trustee of the George W. Eberly, III Trust under the Trust Agreement; Christopher N. Eberly, as Trustee of the Christopher N. Eberly Trust under the Trust Agreement; Thomas W. Eberly, as Trustee of the Thomas W. Eberly Trust under the Trust Agreement; Kelly W. Eberly, as Trustee of the Kelly W. Eberly Trust under the Trust Agreement; Mark D. Buehring, as Trustee of the Mark D. Buehring Trust under the Trust Agreement; Stephanie R. Detmer, as Trustee of the Stephanie R. Strickland Trust under the Trust Agreement; Park Interests, L.L.C., a Texas limited liability company; Park Interests I, L.L.C., a Texas limited liability company; and Park Interests II, L.L.C., a Texas limited liability company (the “Seller Group” and together with Seller, the “Seller Parties”), and Park Environmental Equipment, LLC, a Texas limited liability company (as successor to Park Environmental Equipment, Ltd., a Texas limited partnership, and Park Environmental Services, Inc., a Texas corporation, collectively, the “Company”). Seller shall hereby be subject to the rights and obligations set forth in this Agreement in its capacity as a Seller Party with respect to any reference herein to the Seller or the Seller Parties, and subject to the rights and obligations as “Seller Representative” with respect to any reference herein to Seller Representative.

RECITALS

WHEREAS, as a condition and an inducement to Purchaser entering into this Agreement, the following actions were taken prior to the Closing Date, and have occurred in the following order (collectively, the “Reorganization”):

(a)    On July 29, 2021, the Seller Group formed Seller;

(b)    On September 25, 2021, Seller made a protective election to be classified as an S Corporation (within the meaning of Section 1361 of the Code) for U.S. federal income tax and applicable state and local income tax purposes effective as of July 29, 2021 (the date of formation described in (a) above);

(c)    On September 29, 2021, (i) the Former GPs contributed 100% of the general partnership interests of Park Environmental Equipment, Ltd., a Texas limited partnership, to Seller, which Seller contributed to EBSR Merger Sub, LLC (“Seller Sub”), and (ii) the limited partners of Park Environmental Equipment, Ltd. contributed 100% of the limited partnership interests of Park Environmental Equipment, Ltd. to Seller, and on September 29, 2021 Seller elected for Park Environmental Equipment, Ltd., then a subsidiary wholly owned, directly and indirectly, by Seller, to be classified as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code for U.S. federal income tax and applicable state and local income tax purposes effective September 29, 2021 (such aforementioned Reorganization steps (a) through (c) intended to constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code as described in Rev. Rul. 2008-18);

(d)    On September 30, 2021, Park Environmental Equipment, Ltd. converted into Park Environmental Equipment, LLC, a Texas limited liability company (the “Conversion”);

(e)    On September 30, 2021, following (but on the same date as) the Conversion, Seller Sub merged with and into Seller with Seller as the surviving limited liability company; and

(f)    On September 30, 2021, following the merger of Seller Sub with and into Seller, Park Environmental Equipment, LLC filed an election on Form 8832 to become classified as a “disregarded entity” under Treasury Regulations Sections 301.7701-2 and -3 for U.S. federal income tax and applicable state and local income tax purposes.

WHEREAS, as a result of the Reorganization, including the merger of Seller Sub with and into Seller, Seller owns all of the issued and outstanding membership interests of the Company (the “Membership Interests”) and the Seller Group owns all of the issued and outstanding membership interests of Seller;

WHEREAS, as a result of the Company’s U.S. federal income tax classification after the Reorganization as a disregarded entity within the meaning of Treasury Regulation Sections 301.7701-2 and -3, the sale of the Membership Interests to Purchaser is intended to constitute the sale of all of the assets of the Company and an assumption by Purchaser of all of the liabilities of the Company for U.S. federal income Tax purposes (such asset sale treatment together with the intent that steps (a) through (c) of the Reorganization constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code as described in Rev. Rul. 2008-18, the “Intended Tax Treatment”);

WHEREAS, Seller wishes to sell to Purchaser and Purchaser wishes to purchase from Seller, the Membership Interests, subject to the terms and conditions of this Agreement (the “Acquisition”); and

WHEREAS, a portion of the cash otherwise payable by Purchaser to Seller in connection with the Acquisition shall be placed in escrow by Purchaser, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined herein);

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

The following terms as used in this Agreement have the meanings specified or referred to in this Article I:

“Acquired Membership Interests Assignment Agreement” means that certain Acquired Membership Interests Assignment Agreement, substantially in the form of Exhibit A, to be entered into at the Closing.

“Acquisition” has the meaning set forth in the recitals.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, by or before any Governmental Authority.

“Additional Special Indemnity Losses” has the meaning set forth in Section 9.04(d).

“Additional Special Indemnity Obligations” has the meaning set forth in Section 9.02(h).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, (i) the Seller Parties and each Person who is an Affiliate of the Seller Parties (other than, after the Closing, the Company) will be deemed not to be an Affiliate of Purchaser, and vice versa, and (ii) after the Closing, the Company will be deemed to be an Affiliate of Purchaser (not of the Seller Parties).

“Agreement” has the meaning set forth in the preamble.

“Akin Gump” means Akin Gump Strauss Hauer & Feld, LLP, counsel to the Former GPs.

“Amended Real Estate Leases” means the amended real estate leases for the Real Property located at 8491 Highway 87 East, San Antonio, Texas, 78263, 1200 South Interstate 45, Ferris, Texas, 75125, and 7015 Fairbank N Houston Rd., Houston, Texas, 77040 (including 7077 Fairbanks N Houston Rd., 7063 Fairbanks N Houston Rd., and 8603-8607 Emmott Rd., Houston, TX 77040), each in the form attached hereto as Exhibits B-1, B-2 and B-3.

“Ancillary Documents” means the Escrow Agreement, the Amended Real Estate Leases, the Acquired Membership Interests Assignment Agreement, the Employment Agreements, and such other agreements and instruments identified on Section 2.03 of the Disclosure Schedules.

“Application” has the meaning set forth in Section 4.27(a).

“Appointment of Successor Trustees” means that certain Resignation of Trustee and Appointment of Substitute Trustees, dated June 30, 2021, by and among George W. Eberly, Jr., Kathryn Renee Eberly, and the Trustees (in their individual capacities) pertaining to (i) the resignation of George W. Eberly, Jr. and Kathryn Renee Eberly as trustee and successor trustee, respectively, of the George and Kathryn Eberly Family Trusts and (ii) the appointment under the Trust Agreement of (A) George W. Eberly, III as Trustee of the George W. Eberly, III Trust, (B) Christopher N. Eberly as Trustee of the Christopher N. Eberly Trust, (C) Thomas W. Eberly as Trustee of the Thomas W. Eberly Trust, (D) Kelly W. Eberly as Trustee of the Kelly W. Eberly Trust, (E) Mark D. Buehring as Trustee of the Mark D. Buehring Trust, and (F) Stephanie R. Detmer as Trustee of the Stephanie R. Strickland Trust.

“Audited Financial Statements” has the meaning set forth in Section 4.05.

“Balance Sheet” has the meaning set forth in Section 4.05.

“Balance Sheet Date” has the meaning set forth in Section 4.05.

“Benefit Plan” has the meaning set forth in Section 4.19(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Houston, Texas are authorized or required by Law to be closed for business.

“Cash” means all cash, cash equivalents, short term deposits, treasury bills, short-term investments, and marketable securities held by or for the account of the Company; provided that Cash shall exclude any restricted cash. Cash shall be calculated net of outstanding and uncleared checks, outbound and uncompleted wire transfers and similar items and shall include any deposits in transit of the Company that have not yet been deposited for the account of the Company.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 2.02.

“Closing Cash” means, as of 11:59 PM CDT on the Closing Date, the amount of Cash, which shall in no event exceed $2,000,000.

“Closing Consideration” means the Estimated Total Consideration minus (a) the R&W Retention Amount, (b) the Indemnification Escrow Amount, (c) the Purchase Price Adjustment Escrow Amount, and (d) the Seller Representative Expense Amount.

“Closing Date” has the meaning set forth in Section 2.02.

“Closing Debt” means, as of 11:59 PM CDT on the Closing Date, the amount of the Company’s Indebtedness.

“Closing Financial Certificate” has the meaning set forth in Section 2.04(b).

“Closing Net Working Capital” means, as of 11:59 PM CDT on the Closing Date, (a) Current Assets less (b) Current Liabilities, as determined in accordance with GAAP, and in a manner consistent with the Illustrative Closing Net Working Capital Calculation set forth in Exhibit C. Notwithstanding the foregoing, no item of Closing Cash, Closing Debt or Transaction Expenses that is included in the calculation of Total Consideration shall be included in the calculation of Closing Net Working Capital.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means efforts that (a) are reasonably designed to enable a party, directly or indirectly, to obtain the applicable result or to satisfy a condition to, or otherwise assist in the closing of, the transactions contemplated by this Agreement and (b) do not require the performing party, together with its Affiliates, to expend any funds or assume obligations other than expenditures and obligations that are customary and commercially reasonable in nature and amount in the context of the transactions contemplated by this Agreement.

“Company” has the meaning set forth in the preamble.

“Company Indemnified Person” means any Person entitled to indemnification by the Company pursuant to Section 9.01(a) of Company’s Amended and Restated Limited Liability Company Agreement in effect as of the date hereof.

“Company Intellectual Property” means all Intellectual Property that is owned or licensed by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, and other Contracts (including any right to receive or obligation to pay royalties and other consideration), whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company IT Systems” means all computer software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

“Confidentiality Provisions” has the meaning set forth in Section 6.01.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Conversion” has the meaning set forth in the recitals.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or virus or disease outbreaks.

“COVID Legislation” means the CARES Act, the Families First Corona Virus Response Act, the Coronavirus Preparedness and Response Supplemental Appropriations Act or any similar federal Law enacted or promulgated in response to or in connection with the Coronavirus Disease 2019 (COVID-19) or any mutation, strain or variant thereof, or any similar or related disease caused by the SARS-CoV-2 virus.

“Current Assets” means accounts receivable (net of amounts estimated to be uncollectible as determined in accordance with GAAP), inventory and prepaid expenses and other current assets, but excluding (a) the portion of any prepaid expense of which Purchaser will not receive the benefit following the Closing, (b) deferred Tax assets and (c) receivables from any of the Company’s directors, employees, officers or members and any of their respective Affiliates, determined in accordance with GAAP, all in a manner consistent with the Illustrative Closing Net Working Capital Calculation set forth in Exhibit C; provided, however, that Current Assets shall not include (i) Cash, (ii) any customer security or similar deposit, or (iii) any income Tax assets. For clarity, the exclusion of income tax assets from the definition of “Current Assets” does not alter the provisions of Section 7.01.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, accrued payroll and related obligations and all other current liabilities, but excluding payables to any of the Company’s directors, employees, officers or members and any of their respective Affiliates, deferred Tax liabilities and the current portion of any Indebtedness of the Company, determined in accordance with GAAP, all in a manner consistent with the Illustrative Closing Net Working Capital Calculation set forth in Exhibit C; provided, however, that Current Liabilities shall not include any amount included in Closing Debt or Transaction Expenses.

“Deductible” has the meaning set forth in Section 9.04(a).

“Direct Claim” has the meaning set forth in Section 9.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and the Company, on the one hand, and Purchaser, on the other, concurrently with the execution and delivery of this Agreement.

“Dispute Statement” has the meaning set forth in Section 2.04(d).

“Dollars” or “$” means the lawful currency of the United States.

“D&O Tail Policy” has the meaning set forth in Section 6.02(b).

“Employment Agreements” has the meaning set forth in Section 2.03(a)(x).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, and adverse rights or interests, claims, covenants, conditions or imperfections or rights of third parties affecting title, whether voluntarily incurred or arising by operation of law, including any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreements or lease in the nature thereof, and all other encumbrances or adverse rights or interests whatsoever (in each of the foregoing cases, other than those created under applicable securities laws).

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); (b) human health or safety to the extent related to the handling of, or exposure to, Hazardous Materials, or (c) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq. (to the extent related to the handling of, or exposure to, Hazardous Materials).

“Environmental Notice” means any written directive, written notice of violation or infraction, or written notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, clearance, consent, waiver, closure, exemption, or other authorization required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means each employer (whether or not incorporated) that would be treated together with the Company as a “single employer” under Section 414 of the Code.

“Escrow Agent” means Citibank.

“Escrow Agreement” means the Escrow Agreement to be entered into by Purchaser, Seller Representative and the Escrow Agent at the Closing, substantially in the form of Exhibit D.

“Escrow Funds” has the meaning set forth in Section 2.03(c)(iv).

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.04(b).

“Estimated Gross-Up Amount” means $400,000.

“Estimated Total Consideration” has the meaning set forth in Section 2.04(b).

“Excluded Assets” means the personal property listed on Section 1.1 of the Disclosure Schedules, including the Key Man Insurance Policies.

“Export Approvals” has the meaning set forth in Section 4.17(d).

“E.O. 11246” has the meaning set forth in Section 4.22(e).

“FCPA” has the meaning set forth in Section 4.17(c).

“Final Gross-Up Amount” means an amount equal to the aggregate amount of Taxes imposed on and payable by any of the Seller Group as a result of (i) the Reorganization and subsequent sale of the Membership Interests to Purchaser in excess of the aggregate amount of Taxes that would have been imposed on and payable by any of the Seller Group as a result of a sale of 100% of the partnership interests of Park Environmental Equipment, Ltd., calculated in accordance with the example calculation of a hypothetical Gross-Up Amount on Exhibit J, except for changes to specific assets (e.g., inventory and fixed assets) based on the fair market values derived from the Purchase Price Allocation and (ii) the payment of any Gross-Up Amount, provided that any Transfer Taxes shall be excluded from the determination of any Gross-Up Amount and shall be borne by the Purchaser and Seller Parties in accordance with Section 7.01(c).

“Final Total Consideration” has the meaning set forth in Section 2.04(f)(i).

“Financial Statements” has the meaning set forth in Section 4.05.

“FIRPTA Statement” has the meaning set forth in Section 7.07.

“Former GPs” means Park Interests, L.L.C., Park Interests I, L.L.C. and Park Interests II, L.L.C.

“Fraud” means common law fraud arising from a knowing and intentional misrepresentation of, or deceit with respect to, any material fact, event or circumstance, as determined in accordance with Delaware Law, that the maker of the misrepresentation knew was false at the time it was made, or the person executing the deceit knew was deceptive at the time of such deception and that was relied upon by another Person without actual knowledge of the falsity or deception.

“Fundamental Representations” means the representations and warranties set forth in Sections 3.01(Organization and Authority), 3.03 (Capitalization and Ownership), 3.05 (Brokers), 4.01 (other than in the second sentence) (Organization, Authority and Qualification of the Company), 4.02 (Capitalization), 4.18 (Environmental Matters), 4.19 (Employee Benefit Matters), 4.21 (Taxes), 4.26 (Brokers), 5.01 (Organization and Authority of Purchaser), 5.04 (Brokers), and 5.09 (Sufficiency of Funds).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 4.22(a).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Gross-Up Amount” shall mean the Estimated Gross-Up Amount until the final determination of the Final Gross-Up Amount, and after the final determination of the Final Gross-Up Amount, then the Final Gross-Up Amount.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is defined as a “hazardous material,” “hazardous substance,” “hazardous waste,” “toxic substance,” “toxic waste” or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indebtedness” means, subject to the following sentence, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services; (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) net cash payment obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations determined in accordance with GAAP; (f) reimbursement obligations under any drawn letter of credit, banker’s acceptance or similar credit transactions paid or payable; (g) any Indebtedness of others secured by any Encumbrance on any of the assets, rights or properties of the Company; (h) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (g); and (i) any unpaid interest, prepayment penalties, premiums, costs and fees that are or become due at the Closing as a result of the prepayment at the Closing of any of the obligations referred to in the foregoing clauses (a) through (h), in each of (a)-(g) excluding trade accounts payable in the Ordinary Course of Business and any amounts reflected in the calculations of Current Liabilities or Transaction Expenses. For clarity, leases with respect to operating assets shall not be considered “Indebtedness.”

“Indemnification Escrow Amount” means $2,000,000.

“Indemnification Escrow Fund” has the meaning set forth in Section 2.03(c)(ii).

“Indemnified Party” has the meaning set forth in Section 9.05.

“Indemnifying Party” has the meaning set forth in Section 9.05.

“Independent Accountant” has the meaning set forth in Section 2.04(e).

“Initial Indemnification Escrow Fund Release Date” has the meaning set forth in Section 9.06(a).

“Initial R&W Retention Fund Release Date” has the meaning set forth in Section 9.07(a).

“Insurance Policies” has the meaning set forth in Section 4.15.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and original works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all proprietary content and data thereon or relating thereto; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; and (i) rights of publicity.

“Intended Tax Treatment” has the meaning set forth in the recitals.

“Interim Balance Sheet” has the meaning set forth in Section 4.05.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.05.

“Interim Financial Statements” has the meaning set forth in Section 4.05.

“Invoices” has the meaning set forth in Section 2.03(a)(viii).

“Key Man Insurance Policies” means those certain insurance policies listed on Section 1.1 of the Disclosure Schedules identified as “Key Man Insurance Policies.”

“Knowledge” means, when used with respect to Seller, the actual knowledge of George W. Eberly, III, Christopher N. Eberly, or Jennifer Hale, after good faith inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use and occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company.

“Leasehold Improvements” means all buildings, structures, improvements, fixtures, building systems and equipment and all components thereof located on any Leased Real Property.

“Leases” means all leases, subleases, licenses, concessions, and other agreements (written or oral) pursuant to which the Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company.

“Liabilities” has the meaning set forth in Section 4.06.

“LOI” has the meaning set forth in Section 6.01.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, Taxes, obligations, restitution and other liabilities or expenses of whatever kind, including reasonable attorneys’ fees and including the costs of investigation and defense, and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers, including reasonable attorneys’ fees and costs in connection with any of the foregoing.

“Majority Holders” has the meaning set forth in Section 11.01(b).

“Material Adverse Effect” means any change, event, circumstance, occurrence, development or effect that, individually or in the aggregate (i) is, or would reasonably be expected to be, materially adverse to the business, assets, properties, results of operations, or condition (financial or otherwise) of the Company, or (ii) prevents or materially delays or materially impairs the ability of Seller to carry out its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof; provided, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect: (a) changes or effects in the general economic or political conditions or the securities, banking, currency, capital, syndicated loan, credit, or financial markets; (b) political, legal, tax or regulatory changes that generally affect the industry, industry sectors or markets in which the Company operates; (c) changes or prospective changes in Laws or GAAP; (d) any changes or effects that arise out of or are attributable to the commencement, occurrence, continuation or intensification of any war (whether or not declared), sabotage, armed hostilities, military action, or acts of terrorism, earthquakes, hurricanes or other natural disasters, epidemics, pandemics, or disease outbreaks (including COVID-19); (e) losses or threatened losses of, or any adverse change in the relationship, contractual or otherwise, with employees, customers, suppliers, distributors, financing sources, or others having relationships with the Company, in each case resulting directly from the public announcement of the fact that Purchaser is acquiring the Company by way of this Agreement and the transactions contemplated hereby; (f) any action taken (or omitted to be taken) with the written consent of or at the written request of Purchaser; or (g) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); except, in the case of the foregoing clauses (a) through (d), to the extent that any such change, event, circumstance, occurrence, development or effect has a materially disproportionate effect on the Company relative to other businesses in the industry in which the Company operates.

“Material Contracts” has the meaning set forth in Section 4.08(a).

“Material Customers” has the meaning set forth in Section 4.14(a).

“Material Suppliers” has the meaning set forth in Section 4.14(b).

“Membership Interests” has the meaning set forth in the recitals.

“Negative Adjustment Amount” has the meaning set forth in Section 2.04(f)(iii).

“Non-Pro Rata Obligation” has the meaning set forth in Section 9.04(e).

“OECD Convention” has the meaning set forth in Section 4.17(c).

“Ordinary Course of Business” means the ordinary course of business consistent with the applicable Person’s past practice or any of the Reorganization transactions.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its bylaws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Paycheck Protection Program” has the meaning set forth in Section 4.27(a).

“Payoff Letters” has the meaning set forth in Section 2.03(a)(vii).

“Permits” means all permits, licenses, franchises, approvals, registrations, certificates, variances and similar authorizations obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” means (a) liens for real estate taxes, assessments, and other governmental levies, fees, or charges imposed with respect to such Real Property which are not due or delinquent as of the Closing Date; (b) mechanic’s liens, carriers’, workers’, repairers’ and other and similar liens for labor, materials, or supplies provided with respect to such Real Property incurred in the Ordinary Course of Business relating to obligations which are not due or delinquent as of the Closing Date or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation); (c) non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business; and (d) Encumbrances created by or through Purchaser.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Platform Agreements” has the meaning set forth in Section 4.11(h).

“Positive Adjustment Amount” has the meaning set forth in Section 2.04(f)(ii).

“Post-Closing Statement” has the meaning set forth in Section 2.04(c).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning on or before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“PPP Loan” means the term note, dated May 7, 2020, executed by Park Environmental Equipment, Ltd., and payable to Third Coast Bank SSB, in the principal amount of $1,975,000.

“PPP Loan Documents” has the meaning set forth in Section 4.27(a).

“PPP Loan Forgiveness Application” means that certain application for forgiveness of the PPP Loan submitted by the Company.

“Pre-Closing Asset Purchase Amount” means $299,025, representing the price actually paid by the Company prior to Closing with respect to the 2021 Peterbilt 367 with QMC Model 4033R rear mounted crane, which was purchased by the Company prior to the Closing for the benefit of the Company after the Closing.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning on or before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Privilege” has the meaning set forth in Section 11.12.

“Privileged Communications” has the meaning set forth in Section 11.12.

“Pro Rata Share” means, with respect to any member of the Seller Group, such Person’s ownership interest in Seller as of the date of determination, determined by dividing (a) the number of Units (as defined in the Seller’s limited liability company agreement) owned of record by such Person as of the date of determination by (b) the total number of Units of Seller outstanding at such date of determination.

“Purchase Price” has the meaning set forth in Section 2.01.

“Purchase Price Adjustment Escrow Amount” means $1,060,000.

“Purchase Price Adjustment Escrow Fund” has the meaning set forth in Section 2.03(c)(iii).

“Purchase Price Allocation” has the meaning set forth in Section 7.08.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Fraud Carve-Out Event” has the meaning set forth in Section 9.03(e).

“Purchaser Indemnitees” has the meaning set forth in Section 9.02.

“Qualified Benefit Plan” has the meaning set forth in Section 4.19(c).

“Qualifying Threshold” has the meaning set forth in Section 9.04(a).

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Real Property Laws” has the meaning set forth in Section 4.09(h).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the indoor or outdoor environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Reorganization” has the meaning set forth in the recitals.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Representative Losses” has the meaning set forth in Section 11.01(c).

“Resolution Period” has the meaning set forth in Section 2.04(e).

“Restrictive Covenant Agreement” has the meaning set forth in Section 2.03(a)(xi).

“Review Period” has the meaning set forth in Section 2.04(d).

“R&W Insurance Policy” means the buyer-side representation and warranty insurance policy, solely for the benefit of Purchaser and Purchaser Indemnitees, to be issued to Purchaser by CFC Underwriting Ltd. in the form attached hereto as Exhibit E, providing coverage in an amount of not less than $8,400,000 and with a retention of not more than $840,000.

“R&W Insurer” means the entity acting as the insurer of the R&W Insurance Policy.

“R&W Retention Amount” means $420,000.

“R&W Retention Fund” has the meaning set forth in Section 2.03(c)(i).

“S Corporation” has the meaning set forth in Section 1361 of the Code.

“Section 503” has the meaning set forth in Section 4.22(e).

“Securities Act” has the meaning set forth in Section 5.08.

“Seller” has the meaning set forth in the preamble.

“Seller Fraud Carve-Out Event” has the meaning set forth in Section 9.02(g).

“Seller Group” has the meaning set forth in the preamble.

“Seller Parties” has the meaning set forth in the preamble.

“Seller Party Indemnitees” has the meaning set forth in Section 9.03.

“Seller Representative” has the meaning set forth in the preamble.

“Seller Representative Expense Amount” means $500,000.

“Seller Representative Expense Fund” has the meaning set forth in Section 2.03(c)(iv).

“Seller Sub” has the meaning set forth in the recitals.

“Solvent” when used with respect to any Person or group of Persons on a combined basis, means that, as of any date of determination, (a) the amount of the fair saleable value of the assets of such Person (or group of Persons on a combined basis) will, as of such date, exceed (i) the value of all liabilities of such Person, including contingent and other liabilities, as of such date and (ii) the amount that will be required to pay the probable liabilities of such Person (or group of Persons on a combined basis) on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person (or group of Persons on a combined basis) will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person (or group of Persons on a combined basis) will be able to timely pay and satisfy its liabilities and other obligations, including contingent and other liabilities, when and as they mature.

“Special Purchaser Indemnity Obligations” means, except to the extent constituting or relating to an indemnification obligation of the Seller Parties in favor of any Purchaser Indemnitees under Article IX, all Losses incurred or sustained by, or imposed upon, the Seller Parties, to the extent resulting from, relating to or arising out of the ownership, operation, or management of the Company from and after the Closing.

“Special Seller Parties’ Indemnity Obligations” has the meaning set forth in Section 9.02.

“Straddle Period” has the meaning set forth in Section 7.04.

“Target Net Working Capital Amount” means $9,800,000.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 7.05.

“Tax Representations” means the representations and warranties set forth in Section 4.21.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 9.05(a).

“Total Consideration” has the meaning set forth in Section 2.04(a).

“Trade Laws” means (a) U.S. and any other applicable Laws related to export controls, including the Export Administration Regulations administered by the U.S. Department of Commerce and the International Traffic in Arms Regulations administered by the U.S. Department of State; (b) U.S. and any other applicable Laws related to import controls and customs Laws, including those administered by U.S. Customs and Border Protection; and (c) economic sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transaction Bonuses” means those bonuses paid by Seller at or prior to Closing to certain employees and executives, as set forth on Section 1.2 of the Disclosure Schedules.

“Transaction Expenses” means, to the extent not paid prior to the Closing Date, (i) all fees and expenses incurred by the Company or any of the Seller Parties in connection with the Acquisition or the other transactions contemplated by this Agreement (including any fees and expenses of legal counsel and accountants and fees and expenses payable to financial advisors, investment bankers, brokers, consultants, accountants, and other advisors of the Company); (ii) any change of control bonus or other amounts for the benefit of employees of or service providers to the Company that are or may become payable upon consummation of the transactions contemplated by this Agreement, including the Transaction Bonuses; (iii) the employer portion of any payroll Taxes payable by the Company in connection with the payments described in the preceding clause (ii) or in connection with any other payment made in connection with the consummation of the transactions contemplated hereby; (iv) all other unpaid fees and expenses incurred by the Company, Seller or any member of the Seller Group or any their respective officers, directors, employees, agents or Affiliates as the result of actions taken at or prior to the Closing in connection with the transactions contemplated by this Agreement; (v) fifty (50) percent of the costs and expenses of the R&W Insurance Policy and (vi) the costs and expenses of the D&O Tail Policy.

“Transfer Tax” shall have the meaning set forth in Section 7.01(c).

“Trust Agreement” means that certain Trust Agreement, dated April 29, 1994, by and between George W. Eberly, Jr. and Kathryn Renee Eberly, on the one hand, and George W. Eberly, Jr., as supplemented by the Appointment of Successor Trustees.

“Trustee” means, each of (i) George W. Eberly, III as Trustee of the George W. Eberly, III Trust, (ii) Christopher N. Eberly as Trustee of the Christopher N. Eberly Trust, (iii) Thomas W. Eberly as Trustee of the Thomas W. Eberly Trust, (iv) Kelly W. Eberly as Trustee of the Kelly W. Eberly Trust, (v) Mark D. Buehring as Trustee of the Mark D. Buehring Trust, and (vi) Stephanie R. Detmer with as Trustee of the Stephanie R. Strickland Trust.

“Unaudited Financial Statements” has the meaning set forth in Section 4.05.

“Union” has the meaning set forth in Section 4.20(b).

“VEVRAA” has the meaning set forth in Section 4.22(e).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II.
PURCHASE AND SALE

Section 2.01    Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller shall sell to Purchaser and Purchaser shall purchase from Seller, the Membership Interests, free and clear of all Encumbrances, other than those set forth in the Organizational Documents of the Company or under applicable securities Laws. The aggregate purchase price for the Membership Interests shall be $84,000,000 (the “Purchase Price”), with the Total Consideration being subject to adjustment pursuant to Section 2.04 hereof.

Section 2.02    Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Membership Interests contemplated hereby shall take place at a closing (the “Closing”) that the parties agree will occur through the electronic transfer of documents and signatures and each party may rely on each document sent electronically as an original. The Closing shall occur contemporaneously with the execution and delivery of this Agreement on the date hereof (the day on which the Closing takes place being the “Closing Date”). The Closing shall be effective as of 11:59 PM CDT on the Closing Date.

Section 2.03    Closing Deliverables.

(a)    At or prior to the Closing, Seller shall deliver to Purchaser the following:

(i)        the Escrow Agreement duly executed by Seller Representative;

(ii)       resignations of officers of the Company pursuant to Section 6.03;

(iii)     a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that (A) attached thereto are true and complete copies of all resolutions adopted by Seller and the Company authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iv)      a certificate of the Secretary or Assistant Secretary (or equivalent officer) of the Company certifying that attached thereto is a true and complete copy of (A) attached thereto are true and complete copies of all resolutions adopted by the Company authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, (B) the Company’s limited liability company agreement as in effect at the time of Closing, and (C) the Mutual Release, by and among the Seller Parties, the Company, George W. Eberly, III, Christopher N. Eberly, Thomas W. Eberly, Kelly W. Eberly, Mark D. Buehring, and Stephanie R. Detmer, in such form as mutually agreed to by the parties thereto;

(v)       a certificate of fact or of existence or good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized;

(vi)      prior to the Closing, the Closing Financial Certificate;

(vii)    payoff letters, in a form and substance reasonably acceptable to Purchaser, from any holder or payee of any Indebtedness set forth on Section 2.03(a)(vii) of the Disclosure Schedules setting forth the amount of such Indebtedness as of the Closing Date, agreeing to release and discharge on customary terms, and authorizing Purchaser to file any termination statements, amendments or other notices of record to evidence such release of, all Encumbrances on any of the assets or properties of the Company (“Payoff Letters”);

(viii)    full and final invoices from any payee of any Transaction Expenses reflecting all amounts due such payee in connection with the execution and delivery of this Agreement and the consummation of the Acquisition and the other transactions contemplated herein (“Invoices”);

(ix)      a copy of one or more USB drives (or other electronic means) containing a copy, as of the Closing Date, of the electronic data site established by or at the request of the Company in connection with the transactions contemplated hereunder;

(x)       the employment agreements in the form attached hereto as Exhibit F (the “Employment Agreements”) executed by such individuals identified on Exhibit F;

(xi)      the restrictive covenant agreements in the form attached hereto as Exhibit H (the “Restrictive Covenant Agreements”) executed by the individuals identified on Exhibit H;

(xii)     executed copies of the Amended Real Estate Leases;

(xiii)    the Acquired Membership Interests Assignment Agreement, duly executed by Seller;

(xiv)    the FIRPTA Statement;

(xv)     IRS Form W-9 from Seller pursuant to Section 2.06;

(xvi)    Evidence on the Closing Date that the D&O Tail Policy has been obtained and bound, to be effective at Closing, with a copy of the full D&O Tail Policy to be provided within seven (7) calendar days of receipt by Seller; and

(xvii)  Such other documents or instruments as Purchaser reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement, including the documents listed on Section 2.03 of the Disclosure Schedules.

(b)    At the Closing, Purchaser shall deliver to Seller (or such other Person as may be specified herein) the following:

(i)        the Escrow Agreement duly executed by Purchaser;

(ii)       the Acquired Membership Interests Assignment Agreement, duly executed by Purchaser;

(iii)      payment to Seller by wire transfer of immediately available funds in an amount equal to the aggregate Closing Consideration;

(iv)      payment to the Escrow Agent by wire transfer of immediately available funds of the Indemnification Escrow Amount, the Purchase Price Adjustment Escrow Amount, the R&W Retention Amount and the Seller Representative Expense Amount as set forth in Section 2.03(c);

(v)       payment to third parties by wire transfer of immediately available funds that amount of money due and owing from the Company to such third parties as Transaction Expenses as set forth on the Invoices;

(vi)      payment to holders of outstanding Indebtedness, if any, by wire transfer of immediately available funds that amount of money due and owing from the Company to such holders of outstanding Indebtedness as set forth on the Payoff Letters;

(vii)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Purchaser certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and

(viii)   Such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement, including the documents listed on Section 2.03 of the Disclosure Schedules.

(c)    At the Closing, Purchaser shall deposit or cause to be deposited with the Escrow Agent:

(i)        the R&W Retention Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “R&W Retention Fund”) by wire transfer of immediately available funds to accounts designated by the Escrow Agent, to be held for the purpose of securing the indemnification obligations of Seller and the members of the Seller Group set forth in Article IX;

(ii)      the Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Indemnification Escrow Fund”), to be held for the purpose of securing the indemnification obligations of Seller and the members of the Seller Group set forth in Section 2.04(f)(iii) and Section 9.02 of this Agreement;

(iii)     the Purchase Price Adjustment Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Purchase Price Adjustment Escrow Fund”), to be held for the purpose of securing the obligations of Seller and the members of the Seller Group set forth in Section 2.04(f)(iii); and

(iv)     the Seller Representative Expense Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Seller Representative Expense Fund” and together, with the R&W Retention Fund, the Indemnification Escrow Fund and the Purchase Price Adjustment Escrow Fund, the “Escrow Funds”), to be held for the purpose of funding any expenses of Seller Representative arising in connection with the administration of Seller Representative’s duties in this Agreement after the Closing Date.

Section 2.04    Calculation of Total Consideration.

(a)    Total Consideration. For all purposes of this Agreement, the term “Total Consideration” shall mean, (i) the Purchase Price, plus (ii) the Gross-Up Amount, plus (iii) Closing Cash, not to exceed $2,000,000, plus (iv) the Pre-Closing Asset Purchase Amount, minus (v) Closing Debt, minus (vi) Transaction Expenses, plus or minus (vii) the amount (if any) by which the Closing Net Working Capital exceeds or is less than the Target Net Working Capital Amount.

(b)    Preparation and Delivery of Closing Financial Certificate. Prior to the anticipated Closing Date, Seller shall prepare and deliver, or cause to be prepared and delivered, to Purchaser a certificate executed by an executive officer of Seller (the “Closing Financial Certificate”) setting forth Seller’s good faith estimate of (i) the amount of Closing Cash, (ii) the amount of Closing Debt, (iii) the amount of Transaction Expenses, (iv) the amount of Closing Net Working Capital (the “Estimated Closing Net Working Capital”), (v) a calculation of the Total Consideration based on the amounts provided pursuant to clauses (i) through (iv), as well as the Purchase Price, Estimated Gross-Up Amount and the Pre-Closing Asset Purchase Amount (the amount so calculated being referred to herein as the “Estimated Total Consideration”); provided, however, that prior to the Closing, Purchaser shall have the right to propose in good faith reasonable revisions to the Closing Financial Certificate and the basis for such revisions. Purchaser and Seller shall cooperate in good faith to agree on the Closing Financial Certificate (and all adjustments and components therein, including the calculation of Estimated Total Consideration) prior to the Closing. The Estimated Total Consideration, as agreed upon in writing by Seller and Purchaser, will be used to calculate the Closing Consideration payable at the Closing with the Final Total Consideration being determined after the Closing, as set forth herein. Seller shall provide to Purchaser, promptly after Purchaser’s request, copies of the documents evidencing the amounts set forth on any such draft or final document.

(c)    Preparation and Delivery of Post-Closing Statement. As promptly as practicable, but in no event later than one hundred twenty (120) days after the Closing Date, Purchaser shall prepare and deliver, or cause to be prepared and delivered, to Seller Representative a certificate (the “Post-Closing Statement”), executed by an executive officer of Purchaser, setting forth Purchaser’s good faith calculation of (i) the amount of Closing Cash, (ii) the Pre-Closing Asset Purchase Amount, (iii) the Final Gross-Up Amount (including a schedule showing Purchaser’s calculation of the Gross-Up Amount), (iv) the amount of Closing Debt, (v) the amount of Transaction Expenses, and (vi) the amount of Closing Net Working Capital, together with a calculation of the Total Consideration based on the foregoing amounts and the Purchase Price (which shall be $84,000,000 in all cases), as well as reasonably detailed supporting documentation for such calculation and any additional information reasonably requested by Seller Representative. The Post-Closing Statement shall be prepared in accordance with the terms of this Agreement, and in accordance with GAAP. Any component of the Closing Financial Certificate that is not disputed in the Post-Closing Statement shall be final and binding on the parties and not subject to appeal.

(d)    Review of Post-Closing Statement. Purchaser shall provide Seller Representative with reasonable access (with the right to make copies), during normal business hours upon reasonable advance notice by Seller Representative, to the work papers of Purchaser, its accountants or any of its other Representatives related to the preparation of the Post-Closing Statement, as well as to any of the personnel, property and facilities and such books and records and other relevant information of Seller, and Purchaser shall make available its employees knowledgeable about the information used in, and the preparation of, the Post-Closing Statement. Seller Representative shall have sixty (60) days following its receipt of the Post-Closing Statement (the “Review Period”) to review the same, together with information requested in accordance with this Section 2.04(d) (which shall be promptly provided by Purchaser). On or before the expiration of the Review Period, Seller Representative shall deliver to Purchaser a written statement accepting or disputing the Post-Closing Statement. If Seller Representative disputes the Post-Closing Statement, such statement shall include a reasonably detailed itemization of Seller Representative’s objections and the reasons therefor (such statement, a “Dispute Statement”). Any component of the Post-Closing Statement that is not disputed in a Dispute Statement shall be final and binding on the parties and not subject to appeal. If Seller Representative does not deliver a Dispute Statement to Purchaser within the Review Period or delivers a statement accepting the Post-Closing Statement, the Post-Closing Statement shall be final and binding on the parties and not subject to appeal.

(e)    Dispute Resolution. If Seller Representative delivers a Dispute Statement during the Review Period, Purchaser and Seller Representative shall promptly meet and attempt in good faith to resolve their differences with respect to the disputed items set forth in the Dispute Statement during the thirty (30) days immediately following Purchaser’s receipt of the Dispute Statement, or such longer period as Purchaser and Seller Representative may mutually agree (the “Resolution Period”). Any such disputed items that are mutually resolved in writing by Purchaser and Seller Representative during the Resolution Period shall be final and binding on the parties and not subject to appeal. If Purchaser and Seller Representative do not mutually resolve in writing all such disputed items by the end of the Resolution Period, Purchaser and Seller Representative shall submit all items remaining in dispute with respect to the Dispute Statement to Baker Tilly US, LLP (the “Independent Accountant”) for review and resolution, or such other impartial nationally recognized firm of independent certified public accountants agreed to by Purchaser and Seller Representative. The Seller Parties and Purchaser each represent that they have not retained the Independent Accountant for any engagement with fees in excess of $10,000 in the last three (3) years, and will not engage, or agree to engage, such Independent Accountant for services other than with respect to this Agreement at any time until after the Post-Closing Statement becomes final. The Independent Accountant shall act as an expert and not an arbitrator. The Independent Accountant shall make all calculations in accordance with GAAP, and the terms of this Agreement, shall determine only those items remaining in dispute between Purchaser and Seller Representative, and shall only be permitted or authorized to determine an amount with respect to any such disputed item that is within the range of the amount of such disputed item as proposed by Purchaser in the Post-Closing Statement and the amount of such disputed item as proposed by Seller Representative in the Dispute Statement. Each of Purchaser and Seller Representative shall (i) enter into a customary engagement letter with the Independent Accountant at the time such dispute is submitted to the Independent Accountant and otherwise cooperate with the Independent Accountant, (ii) have the opportunity to submit a written statement in support of their respective positions with respect to such disputed items, to provide supporting material to the Independent Accountant in defense of their respective positions with respect to such disputed items and to submit a written statement responding to the other party’s position with respect to such disputed items and (iii) subject to customary confidentiality and indemnity agreements, provide the Independent Accountant with access to their respective books, records, personnel and Representatives and such other information as the Independent Accountant may require in order to render its determination. The Independent Accountant shall be instructed to deliver to Purchaser and Seller Representative a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Independent Accountant by Purchaser and Seller Representative) of the disputed items within thirty (30) days of receipt of the disputed items, which determination shall be final and binding on the parties and not subject to appeal. All fees and expenses relating to the work (if any) to be performed by the Independent Accountant will be allocated between Purchaser, on the one hand, and Seller Representative, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Independent Accountant that is unsuccessfully disputed by each such party (as finally determined by the Independent Accountant) bears to the total disputed amount of such items so submitted. Such allocation calculation shall be made by the Independent Accountant as part of its determination.

(f)    Post-Closing Payments.

(i)       The Total Consideration, calculated based on (A) the amount of Closing Cash, not to exceed $2,000,000, (B) the Pre-Closing Asset Purchase Amount, (C) the Final Gross-Up Amount, (D) the amount of Closing Debt, (E) the amount of Transaction Expenses, and (F) the amount (if any) by which Closing Net Working Capital exceeds or is less than the Estimated Closing Net Working Capital, each as deemed final and binding on the parties pursuant to this Section 2.04 and subject to Section 7.01(e), is referred to herein as the “Final Total Consideration”.

(ii)      If the amount of the Final Total Consideration exceeds the amount of the Estimated Total Consideration (such excess amount, the “Positive Adjustment Amount”), then, within five (5) Business Days after the determination of the Final Total Consideration pursuant to this Section 2.04, Purchaser shall pay or shall cause to be paid to Seller Representative, by wire transfer of immediately available funds, an amount in cash equal to the Positive Adjustment Amount for distribution pro rata to the Seller Group in accordance with each such member’s Pro Rata Share and the Seller Representative and Purchaser shall issue a joint written instruction to the Escrow Agent instructing the Escrow Agent to promptly (but in any event within five (5) Business Days) release, from the Purchase Price Adjustment Escrow Fund, the then balance of the Purchase Price Adjustment Escrow Fund, in immediately available funds, to an account or accounts designated by the Seller Representative in writing.

(iii)     If the amount of the Estimated Total Consideration exceeds the amount of the Final Total Consideration (the “Negative Adjustment Amount”), then within five (5) Business Days after the determination of the Final Total Consideration pursuant to Section 2.04, Seller Representative and Purchaser shall issue a joint written instruction to the Escrow Agent instructing the Escrow Agent to promptly (but in any event within three (3) Business Days) release, from the Purchase Price Adjustment Escrow Fund, the (A) Negative Adjustment Amount, in immediately available funds, to an account or accounts designated by Purchaser in writing and (B) the resulting remaining balance of the Purchase Price Adjustment Escrow Fund, in immediately available funds, to an account or accounts designated by the Seller Representative in writing for distribution pro rata to the Seller Group in accordance with each such member’s Pro Rata Share. To the extent that the Negative Adjustment Amount is greater than the Purchase Price Adjustment Escrow Fund, Purchaser shall have the right to demand payment of such excess from either the Indemnification Escrow Fund or Seller and the members of the Seller Group, jointly and severally.

(iv)      Any payment made under this Section 2.04, to the maximum extent permitted by applicable Law, shall be treated for all Tax purposes as an adjustment to the Total Consideration.

(g)    The parties acknowledge and agree that any inaccuracies, omissions, mischaracterizations or similar errors contained in the Closing Financial Certificate shall not be subject to the Qualifying Threshold or Deductible in Section 9.04(a) or limitation of liability in Section 9.04(e) or Section 9.04(f).

Section 2.05    No Further Ownership Rights in Membership Interests. All amounts paid or payable upon the surrender of Membership Interests in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Membership Interests, and from and after the Closing, Seller shall cease to have any rights with respect to the Membership Interests, except to receive the payments contemplated by this Article II.

Section 2.06    Withholding. Upon commercially reasonable written notice to the relevant payee, each of Purchaser, Seller, Seller Representative and the Company shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law. To the extent that amounts are so deducted and withheld by Purchaser, Seller, Seller Representative and the Company, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Purchaser, Seller, Seller Representative and the Company, as the case may be, made such deduction and withholding.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

Except as set forth in the correspondingly numbered section of the Disclosure Schedules, as of the date hereof and the Closing Date, Seller and each member of the Seller Group represents and warrants to Purchaser that the statements contained in this Article III are true and correct:

Section 3.01    Organization and Authority. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Texas. Seller has full limited liability company power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any Ancillary Document to which it is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Seller. This Agreement has been duly executed and delivered by each Seller Party, and (assuming due authorization, execution, and delivery by Purchaser) this Agreement constitutes a legal, valid and binding obligation of such Seller Party enforceable against such Seller Party in accordance with its terms. When each Ancillary Document to which a Seller Party is or will be a party has been duly executed and delivered by such Seller Party (assuming due authorization, execution, and delivery by Purchaser), such Ancillary Document will constitute a legal and binding obligation of such Seller Party enforceable against it in accordance with its terms.

Section 3.02    No Conflicts; Consents. The execution, delivery and performance by such Seller Party of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of such Seller Party or the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Seller Party or the Company; (c) except as set forth in Section 3.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which such Seller Party or the Company is a party or by which such Seller Party or the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to such Seller Party in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.03    Capitalization and Ownership.

(a)    Seller holds of record and owns beneficially all of the Membership Interests, free and clear of all Encumbrances, subscriptions, options, warrants, calls, proxies, commitments, restrictions and Contracts (other than Organizational Documents) of any kind that will not be released or terminated as of the Closing. The Membership Interests were not issued in violation of (i) any Contract to which Seller is or was a party or beneficiary or by which Seller or its properties or assets is or was subject or (ii) any preemptive or similar rights of any Person. This Agreement, together with the other documents executed and delivered at Closing by Seller, will be effective to transfer valid title to the Membership Interests to Purchaser, free and clear of all Encumbrances, subscriptions, options, warrants, calls, proxies, commitments and Contracts (other than Organizational Documents) of any kind.

(b)    Each member of the Seller Group holds of record and owns beneficially all of the membership interests of Seller set forth opposite such member of the Seller Group’s name on Exhibit G hereto. The members of the Seller Group own 100% of the membership interests of Seller and owned 100% of the interests of the Company prior to the Reorganization. Such member of the Seller Group’s Pro Rata Share is correctly set forth on Exhibit G. The membership interests of Seller set forth opposite such member of the Seller Group’s name on Exhibit G hereto correctly sets forth all of the membership interests of Seller owned of record or beneficially by such member of the Seller Group. Each Seller Group member has a carryover basis in such membership interests as a result of the Reorganization, and such carryover basis in the Company as of December 31, 2020 is set forth next to each Seller Group member’s name on Exhibit G. Such member of the Seller Group does not own (or have any rights in or to acquire) any other securities of Seller, except as set forth in Article X of Seller’s limited liability company agreement. Such member of the Seller Group’s membership interests of Seller were not issued in violation of (i) any Contract to which such member of the Seller Group is or was a party or beneficiary or by which such member of the Seller Group or its properties or assets is or was subject or (ii) any preemptive or similar rights of any Person.

(c)    Under the Trust Agreement, (i) George W. Eberly, III is the Trustee of the George W. Eberly, III Trust, (ii) Christopher N. Eberly is the Trustee of the Christopher N. Eberly Trust, (iii) Thomas W. Eberly is the Trustee of the Thomas W. Eberly Trust, (iv) Kelly W. Eberly is the Trustee of the Kelly W. Eberly Trust, (v) Mark D. Buehring is the Trustee of the Mark D. Buehring Trust, and (vi) Stephanie R. Detmer is the Trustee of the Stephanie R. Strickland Trust. Each member of the Seller Group (other than the Former GPs) is governed by the Trust Agreement. Except for the Appointment of Successor Trustees, the Trust Agreement has not been amended, rescinded or revoked and is in full force and effect as of the date hereof.

Section 3.04    Legal Proceedings. There are no Actions pending or, to such Seller Party’s knowledge, threatened against or involving such Seller Party which would prohibit, enjoin or otherwise adversely affect such Seller Party’s performance under this Agreement or any other Ancillary Document to which such Seller Party is a party or the consummation of the transactions contemplated hereby or thereby, except as set forth on Section 3.04 of the Disclosure Schedules.

Section 3.05    Brokers. Such Seller Party does not have any liability to pay any brokerage, finder’s or other fee or commission to any broker, finder, investment banker or other agent in connection with the consummation of the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of any Seller Party for which Purchaser or the Company would be liable, except for payments owed to Doeren Mayhew Capital Advisors, LLC (which payment shall be part of the Transaction Expenses).

Section 3.06    No Other Representations or Warranties. Except as and to the extent expressly set forth in this Agreement and the other Ancillary Documents, Seller and each member of the Seller Group make no representations or warranties (express or implied) whatsoever to Purchaser and hereby disclaim all liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Purchaser by any director, officer, employee, agent, consultant, trustee, beneficiary, settlor, or Representative of Seller or any member of the Seller Group or any Affiliate thereof). Seller and each member of the Seller Group make no representations or warranties (express or implied) to Purchaser regarding the probable success or profitability of the Company. Except as and to the extent expressly set forth in this Agreement, no representation or warranty (express or implied) is made by Seller or any member of the Seller Group to Purchaser as to the condition, merchantability or fitness for any purpose of any assets of the Company, and Seller and each member of the Seller Group are not making any representations or warranties of any kind with respect to any projections, estimates, budgets or forecasts heretofore delivered or made available to Purchaser relating to the Company. Notwithstanding the foregoing, nothing herein is shall exculpate the Seller or any member of the Seller group from Fraud.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

Except as set forth in the correspondingly numbered section of the Disclosure Schedules, as of the date hereof and the Closing Date, the Company hereby represents and warrants to Purchaser that the statements contained in this Article IV are true and correct:

Section 4.01    Organization, Authority and Qualification of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Texas and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All limited liability company actions taken by the Company in connection with this Agreement and the other Ancillary Documents will be duly authorized on or prior to the Closing. The Company has no, and has never had, any indemnification agreement with any general partner, limited partner or officer of the Company, except as set forth in the Organizational Documents of the Company or its predecessors, Park Environmental Equipment, Ltd. and Park Environmental Services, Inc. The Company has never asked any Person to serve as a managing member, manager, officer, or director (or functionally equivalent role) of a subsidiary of the Company or other Person that would entitle such Person to mandatory indemnification by the Company under applicable Laws.

Section 4.02    Capitalization.

(a)    Seller is the record owner of and has good and valid title to the Membership Interests, free and clear of all Encumbrances. The Membership Interests constitute 100% of the total issued and outstanding membership interests in the Company. The Membership Interests have been duly authorized and are validly issued, fully-paid (to the extent required by applicable Law and under the Organizational Documents of the Company) and non-assessable (except as non-assessability may be affected by Sections 101.206 and 101.613 of the Texas Business Organizations Code). Upon consummation of the transactions contemplated by this Agreement, Purchaser shall own all of the Membership Interests, free and clear of all Encumbrances.

(b)    The Membership Interests were issued in compliance with applicable Laws. The Membership Interests were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement, or commitment to which Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c)    There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in the Company or obligating Seller or the Company to issue or sell any membership interests (including the Membership Interests), or any other interest, in the Company. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

Section 4.03    No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 4.04    No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (c) except as set forth in Section 4.04 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except as would not result in a Material Adverse Effect.

Section 4.05    Financial Statements.

(a)    Complete copies of (i) the Company’s audited financial statements consisting of the balance sheet of the Company as of December 31, 2020 and the related statements of income and retained earnings, members’ equity and cash flow for the year then ended (the “Audited Financial Statements”), (ii) the Company’s unaudited consolidated balance sheet as of, and the related unaudited statements of income, for the years ended on each of December 31, 2019 and December 31, 2018 (the “Unaudited Financial Statements”), and (iii) the Company’s unaudited financial statements consisting of the balance sheet of the Company as of July 31, 2021 and the related statements of income for the seven-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements and the Unaudited Financial Statements, the “Financial Statements”) are included in Section 4.05(a) of the Disclosure Schedules.

(b)    Except as set forth in Section 4.05(b) of the Disclosure Schedules, the Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to (x) the absence of footnote disclosures and other presentation items and (y) changes resulting from year-end adjustments, in each case, none of which would, alone or in the aggregate, be material to the business, operations, assets, liabilities, financial condition, operating results or cash flow of the Company. The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2020 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of July 31, 2021 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. Except as set forth in Section 4.05(b) of the Disclosure Schedules, the Company maintains a standard system of accounting established and administered in accordance with GAAP.

Section 4.06    Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise that would be required to be reflected on a balance sheet prepared in accordance with GAAP (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those described in Section 4.05(b) of the Disclosure Schedules, (c) those which have been incurred in the Ordinary Course of Business since the Balance Sheet Date and which are not, in the aggregate, material in amount, and (d) those set forth in Section 4.06 of the Disclosure Schedules.

Section 4.07    Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, other than in the Ordinary Course of Business, in connection with the Reorganization or distributions or transfers of the Excluded Assets set forth on Section 1.1 of the Disclosure Schedules or transactions with respect to the Intellectual Property set forth on Section 4.07(k) of the Disclosure Schedules, or as set forth in Section 4.07 of the Disclosure Schedules, there has not been, with respect to the Company, any:

(a)   Material Adverse Effect;

(b)   amendment of the Organizational Documents of the Company or the Trust Agreement (other than the Appointment of Successor Trustees to the Trust Agreement);

(c)   split, combination or reclassification of any of its equity interests;

(d)   issuance, sale or other disposition of, or the creation of any Encumbrance on, any Membership Interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any Membership Interests;

(e)    other than the Excluded Assets, declaration or payment of any dividends or distributions on or in respect of any Membership Interests in the Company or redemption, purchase or acquisition of its Membership Interests;

(f)    material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)  material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits, except as contemplated by this Agreement;

(h)   entry into any Contract that would constitute a Material Contract and in such case is not listed on Section 4.08(a) of the Disclosure Schedules;

(i)    incurrence, assumption or guarantee of any indebtedness for borrowed money in excess of $250,000, individually or in aggregate, except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business;

(j)    other than assets with a book value of less than $10,000, transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k)   transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements, except for non-exclusive licenses granted to customers and vendors in the Ordinary Course of Business;

(l)    abandonment or lapse of or failure to maintain in full force and effect any material Company IP Registration or failure to take or maintain reasonable measures to protect the confidentiality or value of any material Trade Secrets included in the Company Intellectual Property;

(m)  damage, destruction or loss (whether or not covered by insurance) to any of its property with a restoration cost in excess of $100,000, individually or in the aggregate;

(n)   any capital investment in, or any loan to, any other Person in excess of $10,000;

(o)   acceleration, termination (other than in accordance with its terms), material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(p)   any material capital expenditures, except planned capital expenditures or capital expenditures less than $100,000, individually or in the aggregate;

(q)   imposition of any Encumbrance upon any of the Company properties, equity interests or assets, tangible or intangible, other than Permitted Encumbrances;

(r)   (i) except for Transaction Bonuses, a grant of any bonuses to any Person, whether monetary or otherwise, or increase in any wages or salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $20,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(s)    hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting an employee below officer except to fill a vacancy in the Ordinary Course of Business;

(t)    adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan (except as required by applicable Law) or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(u)   any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members, partners or current or former directors, officers and employees, other than expense reimbursements and similar items not in excess of $1,500 individually (all of which has been paid or otherwise settled);

(v)   entry into a new line of business or abandonment or discontinuance of existing lines of business;

(w)   adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x)   purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $100,000, individually (in the case of a lease, per annum) or $250,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the Ordinary Course of Business;

(y)   acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(z)   action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action with respect to a Tax Return, or, to the Knowledge of Seller, omit to take any action with respect to a Tax Return or, other than in the Ordinary Course of Business, that would have the effect of increasing the Tax liability or reducing any Tax asset of Purchaser in respect of any Post-Closing Tax Period; or

(aa)  any Contract to do any of the foregoing or any action that would reasonably be expected to result in any of the foregoing.

Section 4.08    Material Contracts.

(a)    Section 4.08(a) of the Disclosure Schedules lists each of the following Contracts of the Company pursuant to which the Company has any obligation as of or after the date hereof in effect as of the date hereof (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 4.09(c) of the Disclosure Schedules and all Company IP Agreements set forth in Section 4.11(b) of the Disclosure Schedules, being “Material Contracts”):

(i)       each Contract of the Company involving aggregate consideration in excess of $150,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than ninety (90) days’ notice;

(ii)      all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)     all Contracts that provide for the indemnification by the Company of any Person (other than commercial agreements entered into in the Ordinary Course of Business) for obligations in excess of $12,500 or the assumption of any Tax, environmental or other Liability of any Person (other than commercial agreements entered into in the Ordinary Course of Business, the principal purposes of which are not related to Taxes) for liabilities in excess of $12,500;

(iv)     all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)     all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party involving aggregate consideration in excess of $50,000 payable in one year (since January 1, 2018) in the Ordinary Course of Business;

(vi)     all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than ninety (90) days’ notice;

(vii)    except for Contracts relating to trade receivables and trade payables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company in excess of $25,000;

(viii)   all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix)     any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(x)      other than the Amended Real Estate Leases, all Contracts between or among the Company on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand;

(xi)     all collective bargaining agreements or Contracts with any Union to which the Company is a party; and

(xii)    any other Contract that is material to the Company and not previously disclosed pursuant to this Section 4.08.

(b)    Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Seller’s Knowledge, any other party thereto is in material breach of or default under (or is alleged in a writing delivered to the counterparty to be in breach of or default under), or has provided or received any written notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would, constitute an event of default by the Company or, to Seller’s Knowledge, any other party, under any Material Contract or result in a termination thereof. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Purchaser.

Section 4.09    Title to Assets; Real Property.

(a)    Except as set forth in Section 4.09(a) of the Disclosure Schedules, the Company has good and valid title to, or a valid leasehold, in, all Real Property and personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for (i) Permitted Encumbrances, (ii) zoning, entitlement, conservation restriction and other land use and environmental regulations affecting any of the property and assets which do not materially interfere, individually or in the aggregate, with the use or occupancy of the property or assets as currently used and/or occupied, (iii) Encumbrance of the lessor arising under the Amended Real Estate Leases for the Leased Real Property, or (iv) as disclosed in Section 4.09(a) of the Disclosure Schedules.

(b)    Except as set forth in Section 4.09(b) of the Disclosure Schedules, the Company does not own and has not ever owned any Real Property, and the Company does not own and has not ever owned any interest in Real Property.

(c)    Section 4.09(c) of the Disclosure Schedules sets forth the address of each Leased Real Property, and a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) for each such Leased Real Property (including the date and name of the parties to such Lease). After giving effect to the Closing, the Amended Real Estate Leases will constitute all Leases covering the Leased Real Property. Seller has delivered or made available to Purchaser a true and complete copy of each such Lease document. None of the Leased Real Property is leased pursuant to an oral lease. Except as set forth in Section 4.09(c) of the Disclosure Schedules, with respect to each of the Amended Real Estate Leases (assuming the Closing has occurred): (i) such Lease is legal, valid, binding, enforceable, and in full force and effect, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or at Law), and has not been modified, supplemented, or amended in any way, and represents the entire agreement of the parties with respect to the subject Leased Real Property described therein; (ii) the consummation of the transactions contemplated by this Agreement do not require the consent of any party to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable, and in full force and effect, on identical terms following the Closing; (iii) the Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and, to Seller’s Knowledge, there are no disputes with respect to such Lease; (iv) neither the Company nor, to Seller’s Knowledge, any other party to the Lease is in breach or default under such Lease, and, to Seller’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time, or both, would constitute such a breach or default, or permit the termination, modification, or acceleration of rent under any of the Amended Real Estate Leases; (v) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease; (vi) the Company does not owe or will in the future, owe any brokerage commissions or finder’s fees with respect to any Lease; (vii) other than pursuant to the Permitted Encumbrances, the Company has not subleased, licensed, or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; (viii) the Company has not collaterally assigned or granted any other security interest in any of the Leases of the Leased Real Property or any interest therein; (ix) except for liens of the landlord specifically identified in the Leases or allowed by statute, and for Permitted Encumbrances, there are no liens or encumbrances on the estate or interest created by any of the Leases of the Leased Real Property; and (x) there are no commitments or agreements affecting any of the Leases of the Leased Real Property that are known to the Company that have not been disclosed to Purchaser.

(d)    Section 4.09(d) of the Disclosure Schedules sets forth a description of all material Leasehold Improvements of the Company. The Company has good and marketable title to the Leasehold Improvements, free and clear of all liens and encumbrances, except Permitted Encumbrances or as disclosed in Section 4.09(d) of the Disclosure Schedules. Except for Permitted Encumbrances, there are no outstanding options, rights of first offer, or rights of first refusal to purchase any such Leasehold Improvements or any portion thereof or interest therein.

(e)    The Leased Real Property identified in Section 4.09(c) of the Disclosure Schedules and the Leasehold Improvements identified in Section 4.09(d) of the Disclosure Schedules comprise all of the Real Property currently used in, intended to be used in or otherwise related to the business currently conducted by the Company.

(f)    To Seller’s Knowledge, all Leasehold Improvements have been constructed in a good and workmanlike manner and of good quality materials and are in good condition and repair, ordinary wear and tear excepted, and sufficient for the operation of the business as currently conducted by the Company. Without limiting the foregoing, there is no expense of $10,000 or more anticipated to be incurred, within 90 days following Closing, by the Company with respect to any individual incident requiring the repair or replacement of any of the Leasehold Improvements. There are no structural deficiencies or, to Seller’s Knowledge, latent defects affecting any of the Leasehold Improvements and there are no facts or conditions affecting any of the Leasehold Improvements which would, individually, or in the aggregate, interfere in any material respect with the use or occupancy of the Leasehold Improvements or any portion thereof in the operation of the business as currently conducted by the Company. No Leasehold Improvements encroach on real property owned or leased by a Person other than the Company.

(g)    Except for Permitted Encumbrances, there is no condemnation, expropriation, rezoning or other proceeding in eminent domain pending or, to Seller’s Knowledge, threatened or affecting any Real Property or any portion thereof or interest therein. Except for Permitted Encumbrances, there is no special assessment, injunction, decree, order, writ, or judgment outstanding, nor any claims, litigation, administrative actions, or similar proceedings pending or, to Seller’s Knowledge, threatened, relating to the ownership, lease, use, or occupancy of the Real Property or any portion thereof, or the operation of the business as currently conducted by the Company. Except for Permitted Encumbrances, to Seller’s Knowledge, there are no existing, proposed or contemplated plans to widen, modify or realign any street or highway which affects the size of, use of or any setbacks on the Real Property or Leasehold Improvements.

(h)    Except for Permitted Encumbrances, (i) the Real Property is in compliance with all applicable building, construction, operation, zoning, subdivision, health and safety, and other land use Laws, including, without limitation, the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property (collectively, the “Real Property Laws”), and, (ii) the current use or occupancy of the Real Property or operation of the business as currently conducted by the Company thereon does not violate any Real Property Laws. The Company has not received any notice of violation of any Real Property Law, and to Seller’s Knowledge and there is no basis for the issuance of any such notice or the taking of any action for such violation. Except for Permitted Encumbrances, there is no pending or, to Seller’s Knowledge, anticipated change in any Real Property Law that will have a material adverse effect on the ownership, lease, use, or occupancy of any Real Property or any portion thereof in the continued operation of the business as currently conducted by the Company.

(i)    Each parcel of Real Property has direct access to a public street adjoining the Real Property, and such access is not dependent on any land or other real property interest which is not included in the Real Property. No portion of the Leasehold Improvements is dependent for its access, use, or operation on any land, building, improvement, or other real property interest which is not included in the Real Property.

(j)    Except for Permitted Encumbrances, (i) all water, gas, electrical, compressed air, telecommunications, sewer, storm, and waste water systems and other utility services or systems required by law or normal operation of the Real Property have been installed with valid permits and are operational and in good working order, ordinary wear and tear excepted, and sufficient for the operation of the business, and (ii) all hook-up fees or other similar fees or charges have been paid in full. Each such utility service enters the Real Property from an adjoining public street or valid private easement in favor of the supplier of such utility service or appurtenant to such Real Property, and is not dependent for its access, use, or operation on any land, building, improvement, or other real property interest which is not included in the Real Property.

Section 4.10    Condition And Sufficiency of Assets. Except as set forth in Section 4.10 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property owned or leased by the Company are structurally sound, in good operating condition and repair (ordinary wear and tear excepted) and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, (i) are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and (ii) constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

Section 4.11    Intellectual Property.

(a)    Section 4.11(a) of the Disclosure Schedules contains a correct, current, and complete list of: (i) all Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; (ii) all unregistered Trademarks included in the Company Intellectual Property; and (iii) all proprietary software of the Company, and (iv) all other material Company Intellectual Property used or held for use in the Company’s business as currently conducted.

(b)    Section 4.11(b) of the Disclosure Schedules contains a correct, current, and complete list of all Company IP Agreements (excluding any Contracts for commercially-available and/or off-the-shelf software), specifying for each the date, title, and parties thereto, and separately identifying the Company IP Agreements: (i) under which the Company is a licensor or otherwise grants to any Person any right or interest relating to any Company Intellectual Property; and (ii) under which the Company is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person. Seller has provided Purchaser with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of the foregoing Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder.

(c)    The Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record owner of all right, title and interest in and to the Intellectual Property identified on Section 4.11(a) of the Disclosure Schedules and either owns or has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Company’s business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. The Company has never used any third party patents, except to the extent such patents have been assigned to the Company. Except as set forth in Section 4.11(c) of the Disclosure Schedules, the Company has entered into binding, valid and enforceable written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with the Company substantially in the form of the “Confidentiality/Nondisclosure Agreement” delivered to Purchaser. All assignments and other instruments necessary to establish, record, and perfect the Company’s ownership interest in the Company IP Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

(d)    Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company’s right to own or use any Company Intellectual Property.

(e)    All of the Company Intellectual Property owned by the Company is enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all reasonable and necessary steps to maintain and enforce the Company Intellectual Property and to preserve the confidentiality of all material Trade Secrets included in the Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All required filings and fees related to the Company IP Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars.

(f)    The conduct of the Company’s business as currently and formerly conducted, including the use of the Company Intellectual Property owned by the Company in connection therewith, and to Seller’s Knowledge the products, processes and services of the Company have not infringed, misappropriated or otherwise violated the Intellectual Property or other rights of any Person. To Seller’s Knowledge, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property.

(g)    There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending, or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or the Company’s right, title, or interest in or to any Company Intellectual Property; or (iii) by the Company alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property. Neither Seller nor the Company is aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property.

(h)    Section 4.11(h) of the Disclosure Schedules contains a correct, current, and complete list of all social media accounts used in the Company’s business. The Company has materially complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services (collectively, “Platform Agreements”). There are no Actions, whether settled, pending or, to Seller’s Knowledge, threatened, alleging any (A) breach or other violation of any Platform Agreement by the Company; or (B) defamation, violation of publicity rights of any Person, or, to Seller’s Knowledge, any other violation by the Company in connection with its use of social media.

(i)    All Company IT Systems are in good working condition and are sufficient for the operation of the Company’s business as currently conducted. In the past three (3) years, there has been no material malfunction, failure, continued substandard performance, denial-of-service, or, to Seller’s Knowledge, other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has resulted or is reasonably likely to result in material disruption or damage to the business of the Company. The Company has taken commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems.

(j)    The Company has complied with all applicable Laws and all publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company’s business. In the past three (3) years, the Company has not (i) experienced any actual, alleged or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and Seller is not aware of any facts or circumstances that could reasonably be expected to give rise to any such Action.

Section 4.12    Inventory. All inventory of the Company reflected in the Interim Balance Sheet and acquired after the date thereof, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances, other than Permitted Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

Section 4.13    Accounts Receivable.

The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the Ordinary Course of Business; and (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business. There is no reserve for bad debts shown on the Interim Balance Sheet or Balance Sheet and except as set forth in Section 4.13 of the Disclosure Schedules, no reserve for bad debts is required for the Interim Balance Sheet or the Balance Sheet to be in compliance with GAAP, except as described in Section 4.05(b) of the Disclosure Schedules. With respect to accounts receivable arising after the Interim Balance Sheet Date, except as set forth on Section 4.13 of the Disclosure Schedules, such accounts receivable on the accounting records of the Company are collectible in full within ninety (90) days after billing. The accounts receivable arising after the Interim Balance Sheet Date on the accounting records of the Company will be determined in accordance with GAAP, except as described in Section 4.05(b) of the Disclosure Schedules, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 4.14    Customers and Suppliers.

(a)    Section 4.14(a) of the Disclosure Schedules sets forth each customer that has been billed by the Company an aggregate amount for goods or services rendered in an amount greater than or equal to $350,000 for any of the three (3) most recent fiscal years (collectively, the “Material Customers”) and the amount of consideration paid by each Material Customer. Except as set forth in Section 4.14(a) of the Disclosure Schedules, the Company has not received any written notice since January 1, 2021 that any of its Material Customers for the year ending December 31, 2020 has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b)    Section 4.14(b) of the Disclosure Schedules sets forth (i) each supplier to which the Company has paid consideration for goods and services rendered in an amount greater than or equal to $350,000 for any of the three (3) most recent fiscal years (collectively, the “Material Suppliers”) and the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 4.14(b) of the Disclosure Schedules, the Company has not received any written notice since January 1, 2021 that any of its Material Suppliers for the year ending December 31, 2020 has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 4.15    Insurance. Section 4.15 of the Disclosure Schedules sets forth as of the date hereof a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Purchaser. Except as set forth on Schedule 4.15 of the Disclosure Schedules, such Insurance Policies are in full force and effect and to Seller’s Knowledge, should remain in full force and effect following the consummation of the transactions contemplated by this Agreement. As of the date hereof, the Company has not received any written notice of cancellation of, premium increase with respect to alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. Except as set forth in Section 4.15 of the Disclosure Schedules, the Insurance Policies do not provide for any retrospective premium adjustment or other experience based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms, (b) are provided by carriers who are financially solvent, and (c) have not been subject to any lapse in coverage. Except as set forth in Section 4.15 of the Disclosure Schedules, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed other than customary reservations of rights. The Company is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 4.16    Legal Proceedings; Governmental Orders.

(a)    Except as set forth in Section 4.16(a) of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened (a) against or by the Company affecting any of its properties or assets; or (b) against or by the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)    Except as set forth in Section 4.16(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets. The Company is in compliance with the terms of each Governmental Order set forth in Section 4.16(b) of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 4.17    Compliance With Laws; Permits.

(a)    To the extent the statute of limitations has not expired, except as set forth in Section 4.17(a) of the Disclosure Schedules, the Company has complied and is now in compliance with all Laws applicable to it or its business, properties or assets; provided, however, that to the extent that the representations in Sections 4.18 (Environmental Matters), 4.19 (Employee Benefit Matters), 4.20 (Employment Matters), 4.21 (Taxes) and 4.22 (Government Contracts) explicitly qualify the Company’s compliance with Laws by materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty, the Company’s representation in this Section shall be qualified as set forth in such Sections.

(b)    Except as set forth on Section 4.17(b) of the Disclosure Schedules, the Company has obtained all material Permits required for it to conduct its business and all such Permits are valid and in full force and effect. Except as set forth in Section 4.17(b) of the Disclosure Schedules, all fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.17(b) of the Disclosure Schedules lists all current material Permits issued to the Company, including the name of the Permits. Except as set forth in Section 4.17(b) of the Disclosure Schedules, no Permit is set to expire within 90 days of the date of this Agreement. To Seller’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such Permit.

(c)     None of the Company, nor, to the Knowledge of the Company, any of their respective managers, directors, officers, employees, agents, distributors, Representatives or any other Person while acting on behalf of the Company (i) has taken any action that has violated (A) the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), (B) any applicable Law enacted in any jurisdiction in connection with or arising under the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions (the “OECD Convention”), or (C) the standards established by the Financial Action Task Force on Money Laundering; (ii) has made, offered to make, promised to make, received or authorized the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value in each case prohibited under any applicable Law concerning such payments or gifts in any jurisdiction; (iii) has used or is using any corporate funds for, or otherwise directly or indirectly made (A) any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (B) unlawful payments of any nature to any foreign or domestic government officials or employees; or (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other assets.

(d)    The Company is and since January 1, 2018 has been in compliance in all material respects with all Trade Laws. To the Knowledge of the Company, the Company has obtained all necessary export and import licenses, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations or other authorizations from, and made any filings with, any Governmental Authority required under Trade Laws for (a) the export, import and re-export of its products, services, software and technologies and (b) releases of technologies and software to foreign nationals (the “Export Approvals”). The Company is in compliance in all material respects with the terms of all Export Approvals, and there are no pending or, to Seller’s Knowledge, threatened claims against the Company with respect to the Export Approvals.

Section 4.18    Environmental Matters.

(a)    Except as set forth in Section 4.18(a) of the Disclosure Schedules, the Company is currently and at all times during the past three (3) years has been in compliance in all material respects with all Environmental Laws. Except as set forth in Section 4.18(a) of the Disclosure Schedules, within the past three (3) years, the Company has not received from any Person any: (i) Environmental Notice or written notice of any Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved or is the source of ongoing, obligations or requirements as of the Closing Date.

(b)    The Company has obtained and is in compliance in all material respects with all Environmental Permits (each of which is disclosed in Section 4.18(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Company through the Closing Date in accordance with Environmental Law. To Seller’s Knowledge, there is no condition, event or circumstance that would reasonably be expected to materially prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out. With respect to any such Environmental Permits, to Seller’s Knowledge, there are no actions necessary to transfer such Environmental Permits in connection with the transactions contemplated by this Agreement. The Company has not received any Environmental Notice regarding any material adverse change in the status or terms and conditions of the same.

(c)    No real property currently or formerly owned by the Company or currently operated or leased by the Company is listed on the National Priorities List under CERCLA or any similar state list.

(d)    Except as set forth in Section 4.18(d) of the Disclosure Schedules, the Company has not Released any Hazardous Materials with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company in a manner which would reasonably be expected to result in a material Environmental Claim against the Company, and the Company has not received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of Environmental Permit by the Company.

(e)    Section 4.18(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company.

(f)    The Company has not retained or assumed, by contract or operation of Law, any material liabilities or obligations of third parties under Environmental Law.

(g)   Seller has provided or otherwise made available to Purchaser and listed in Section 4.18(g) of the Disclosure Schedules: (i) any and all material environmental reports, studies, audits, records, sampling data, site assessments, risk assessments and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(h)   Except as set forth in Section 4.18(h) of the Disclosure Schedules, to Seller’s Knowledge, as of the Closing Date, no condition, event or circumstance concerning the Release or regulation of Hazardous Materials would reasonably be expected, after the Closing Date, to materially hinder or impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out.

Section 4.19    Employee Benefit Matters.

(a)    Section 4.19(a) of the Disclosure Schedules contains a true and complete list, as of the date of this Agreement, of each pension, benefit retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, material fringe-benefit and other similar agreement, plan, policy, program or arrangement, in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which the Purchaser or any Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.19(a) of the Disclosure Schedules, each, a “Benefit Plan”). No Benefit Plan provides benefits or otherwise relates to any current employee, officer, director, independent contractor or consultant of the Company located outside of the United States. The Company has separately identified in Section 4.19(a) of the Disclosure Schedules each Benefit Plan that contains a change in control provision.

(b)    With respect to each Benefit Plan, Seller has made available to Purchaser accurate, current and complete copies of each of the following, as applicable: (i) the plan document together with all amendments, or where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (ii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iii) copies of any current summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications relating to any Benefit Plan; (iv) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (v) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vi) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (vii) the most recent nondiscrimination tests performed under the Code; and (viii) copies of currently material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)    Except as set forth in Section 4.19(c) of the Disclosure Schedules, each Benefit Plan and any related trust has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or with respect to any period on or after the Closing Date, Purchaser or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code with respect to such Benefit Plan. Except as set forth in Section 4.19(c) of the Disclosure Schedules, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP, except as described in Section 4.05(b) of the Disclosure Schedules. Any corrections to a Benefit Plan identified on Section 4.19(c) of the Disclosure Schedules have been or will be made pursuant to and in compliance with the Internal Revenue Service’s Employee Plans Compliance Resolution System (EPCRS) requirements for self-correction.

(d)    Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability with respect to any employee benefit plan that is subject to Section 302 of ERISA or Title IV of ERISA or Section 412 of the Code; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan that is subject to Title IV of ERISA; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e)    With respect to each Benefit Plan (i) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); and (ii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan.

(f)    Each Benefit Plan (other than an employment agreement or any similar agreement that cannot be terminated without the consent of the other party) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Purchaser, the Company or any of their Affiliates other than in respect of accrued and vested obligations and medical or welfare claims incurred prior to the date of such amendment or termination and ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g)   Other than as set forth in Section 4.19(l) of the Disclosure Schedules or as required under Section 601 et seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and the Company has no obligation to provide or make available post-termination or retiree welfare benefits to any individual.

(h)   There is no pending or, to Seller’s Knowledge, threatened in writing Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i)    Since the Balance Sheet Date, except in the Ordinary Course of Business, there has been no amendment to, announcement by the Company relating to, or change in employee participation or coverage under, any Benefit Plan that would increase the annual expense of maintaining such Benefit Plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable. The Company has no commitment or obligation and has made no representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan.

(j)    Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k)    Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l)    Except as set forth in Section 4.19(l) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code for any excise tax incurred pursuant to Section 4999 of the Code. Seller has made available to Purchaser true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

Section 4.20    Employment Matters.

(a)    Section 4.20(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) an indication whether such employee provides services to any Affiliate of the Company; (iv) hire date; (v) current annual base compensation rate; (vi) commission, bonus or other incentive-based compensation; (vii) a description of the material fringe benefits provided to each such individual as of the date hereof if different from or in addition to those listed on Section 4.19(a) of the Disclosure Schedules; and (viii) whether such persons are immediate family members of George W. Eberly, III, Christopher N. Eberly, Kelly W. Eberly, Thomas W. Eberly, Stephanie R. Strickland, or Mark D. Buehring. Except for bonuses accrued and set forth on the Interim Balance Sheet or incurred in the Ordinary Course of Business after the Interim Balance Sheet Date and not yet paid, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Closing Financial Certificate) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses. Except as set forth on Schedule 4.20(a), all employees of the Company are compensated by the Company exclusively for services provided to the Company. For purposes of clause (viii), an “immediate family member” of an individual is that individual’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares the individual’s home.

(b)    Except as set forth in Section 4.20(b) of the Disclosure Schedules, the Company is not, and has not been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five (5) years, any Union representing or purporting to represent any employee of the Company, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Section 4.20(b) of the Disclosure Schedules, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(c)    The Company is and has been in compliance with the terms of the collective bargaining agreements, if any, and other Contracts listed on Section 4.20(b) of the Disclosure Schedules. Except as set forth in Section 4.20(c) of the Disclosure Schedules, to the extent the statute of limitations has not expired, the Company has been in compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. Except as set forth in Section 4.20(c) of the Disclosure Schedules, (i) all individuals which have been characterized and treated by the Company as independent contractors or consultants have been properly treated as independent contractors under all applicable Laws to the extent such statute of limitations has not expired; (ii) to the extent the statute of limitations has not expired, all employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws have been properly classified; and (iii) the Company is in compliance with and has complied with all immigration laws to the extent the statute of limitations has not expired, including Form I-9 requirements and any applicable mandatory E-Verify obligations.

(d)    Except as set forth in Section 4.20(d) of the Disclosure Schedules, there are no Actions against the Company pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment-related matter arising under applicable Laws.

(e)    The Company is and has been in compliance with the WARN Act, and it has no plans to undertake any action that would trigger the WARN Act.

Section 4.21    Taxes. Except as set forth in Section 4.21 of the Disclosure Schedules:

(a)    All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)    The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law. The Company has properly classified for Tax purposes all employees, leased employees, individual consultants and independent contractors.

(c)    No written claim has been made by any Governmental Authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)    No extensions or waivers of statutes of limitations are currently outstanding with respect to any Taxes of the Company. The Company has not requested an extension of time for filing a Tax Return that has not been filed.

(e)    The unpaid Taxes of the Company (i) did not, as of the Interim Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing Tax Returns. Since the Interim Balance Sheet Date, the Company has not incurred any liability for Taxes outside the Ordinary Course of Business.

(f)     All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any Governmental Authority have been fully and timely paid.

(g)    The Company is not a party to any Action by any Governmental Authority, and the Company has not been notified by any Governmental Authority that any such Action in respect of Taxes is contemplated or pending.

(h)    Seller has delivered or made available to Purchaser copies of all federal, state and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2018.

(i)     There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable or Taxes which are being contested by appropriate proceedings and set forth on Section 4.21(i) of the Disclosure Schedules) upon the assets of the Company.

(j)    Except for agreements with property tax protest companies set forth on Section 4.21(j) of the Disclosure Schedules, the Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement other than commercial agreements entered into in the Ordinary Course of Business, the principal purposes of which are not related to Taxes.

(k)    No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Governmental Authority with respect to the Company.

(l)    The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor or by contract (other than commercial agreements entered into in the Ordinary Course of Business, the principal purposes of which are not related to Taxes).

(m)    The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:

(i)      any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period or portion thereof ending on or prior to the Closing Date;

(ii)     an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)    a prepaid amount received on or before the Closing Date;

(iv)    any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)     any election under Section 108(i) of the Code.

(n)    The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(o)    The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(p)    The Company is not, and has not been, a party to, or a promoter of, a “listed transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(q)    The Company has disclosed on each of its federal income Tax Returns all positions taken in such Tax Returns that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(r)    Except for the possible ownership of publicly traded securities of publicly traded partnerships or limited liability companies, the Company is not a party to any joint venture, partnership, trust or other arrangement or agreement that could be treated as a flow-through or fiscally transparent entity for income Tax purposes. Except as set forth on Section 4.21(r) of the Disclosure Schedules, the Company is not, and has never been, a partner, member, shareholder, stockholder, owner, grantor, settlor or beneficiary of any entity treated as a corporation, qualified subchapter S subsidiary, disregarded entity, partnership or trust for Tax purposes.

(s)    To Seller’s Knowledge (without any duty of inquiry), there is currently no limitation on the utilization of net operating losses, capital losses, built in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384, or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local, or foreign Law.)

(t)     Section 4.21(t) of the Disclosure Schedules sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment. The Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(u)    No property owned by the Company is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(v)    No power of attorney has been granted by or with respect to the Company with respect to any matter relating to Taxes that has not been cancelled prior to the Closing.

(w)   The Company will not be liable for any Taxes arising from the change in its tax status or otherwise as a result of the Reorganization or the Conversion. The Company will not be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of the Company’s assets occurring as a result of the consummation of the Reorganization, the Conversion or the Closing.

(x)    Until the effective time of the Reorganization, the Company was at all times since May 2, 1994, the effective date of its election to be an S corporation pursuant to Form 2553, eligible to be treated as, and properly classified for Tax purposes as, an S Corporation within the meaning of Section 1361(a)(1) of the Code, and was eligible to make and made on a timely basis, an election under Section 1362(a) of the Code, effective as of May 2, 1994 to be classified as an S Corporation and such election was effective on the election date and remained in effect continuously from such election date and such election has not been terminated, whether by revocation, disqualification or any other reason, at any time during the period beginning on the election date (and no actions have been taken and no omissions have occurred which would cause such election to terminate or to be revoked at any time). Upon the effective date of the Reorganization, until the effective date of the Conversion, the Company was duly and properly classified for Tax purposes (including federal and applicable state and local Tax purposes) as a qualified subchapter S subsidiary within the meaning of Section 1361(b)(3) of the Code, and Seller was duly and properly classified for Tax purposes (including federal and applicable state and local Tax purposes) as an S Corporation within the meaning of Section 1361(a)(1) of the Code. On and after the effective date of the Conversion, the Company is and will be through the Closing Date, duly and properly classified for income Tax purposes (including federal and applicable state and local income Tax purposes) as disregarded as an entity separate from its owner (also known as a “disregarded entity”) within the meaning of Treasury Regulation Section 301.7701-3.

Section 4.22    Government Contracts.

(a)    Section 4.22 of the Disclosure Schedules lists all Contracts with any Governmental Authority to which the Company is a party and pursuant to which the Company has any obligation as of or after the date hereof in effect as of the date hereof (“Government Contracts”).

(b)    Since January 1, 2018, the Company has not received any written notice of the termination of any Government Contract prior to its expected expiration as set forth in its terms and conditions. To Seller’s Knowledge, each Government Contract was awarded in compliance with applicable Law in all material respects. None of the Company’s Government Contracts is the subject of any bid or award protest proceeding, and the Company has not received written notice that any Government Contract is the subject of bid or award protest proceeding.

(c)    Since January 1, 2018, (i) the Company has not received any written notice of termination for default or convenience, cure notice, or show cause notice from any Governmental Authority with respect to a Government Contract, and (ii) the Company has complied with all material terms and conditions of the Government Contracts.

(d)    Since January 1, 2018, the Company has not been under administrative, civil or criminal investigation, indictment or information by any Governmental Authority or subject to any audit or investigation by any Governmental Authority with respect to any alleged act or omission arising under or relating to any Government Contract.

(e)    With respect to each Government Contract, the Company is and has been in compliance in all material respects with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. Except as set forth on Section 4.22 of the Disclosure Schedules, where applicable, the Company maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. The Company is not, and has not been for the past three (3) years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503 or VEVRAA. The Company has not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor. The Company is in material compliance with and has materially complied with all immigration laws, including any applicable mandatory E-Verify obligations.

Section 4.23    Performance Bonds. Section 4.23 of the Disclosure Schedules sets forth all Contracts for which the Company has, or is required to provide, performance, surety or similar bonds, letters of credit or similar third party assurances, the amount of such bonds, letters of credit or assurances and the issuer thereof. Section 4.23 of the Disclosure Schedules further identifies all payments, if any, which have been made during the three (3) years preceding the date hereof under any performance or similar bonds, letters of credit or third party assurances issued on Company’s behalf.

Section 4.24    Books and Records. The minute books of the Company, all of which have been made available to Purchaser, are complete and correct in all material respects. At the Closing, all of those books and records of the Company will be in the possession of the Company, subject to Section 11.12 (Privileged Communications) and provided that the Seller Parties shall not be required to provide access to or require the disclosure of records to Purchaser that would cause the waiver of any attorney-client, work product or like privilege, with respect to records that relate in any way to the transactions contemplated by or in connection with this Agreement.

Section 4.25    Related Party Transactions. Except as disclosed on Section 4.25 of the Disclosure Schedules, as of the date hereof no managing member or officer of Seller or the Company or any Person owning 5% or more of the membership interests of Seller or the Company (or any of such Person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of its assets, rights or properties or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing within the last three (3) years, excluding the Organizational Documents of the Company and Seller.

Section 4.26    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Company.

Section 4.27    Government Loans.

(a)    Other than the PPP Loan under the Paycheck Protection Program created pursuant to the CARES Act (the “Paycheck Protection Program”) and other than employee retention credits and benefits or similar credits and benefits as set forth on Section 4.27(a) of the Disclosure Schedules, the Company has not applied for, or directly accepted or received, any benefit (monetary or otherwise), loan, payment, funding, credit, relief, forgiveness or deferral directly from the U.S. federal government under any federal COVID Legislation. As of the date of the Company’s submission of the application for the PPP Loan (the “Application”) and the Company’s execution of the definitive documentation for the PPP Loan (the “PPP Loan Documents”), the Company satisfied all eligibility requirements for the PPP Loan. All information included in the Application was complete and accurate as of the date of its submission in all material respects, and all certifications, representations and warranties made pursuant to the Application or in the PPP Loan Documents were true and correct in all material respects and made in good faith following due inquiry and discussion. The Company remains in full compliance with all provisions, rules and regulations under all COVID Legislation with respect to the PPP Loan. The proceeds from the PPP Loan have been used in compliance with the requirements of COVID Legislation. The Company has not used any PPP Loan proceeds in any manner, or taken any other action, that violates the terms of any COVID Legislation.

(b)    The PPP Loan was forgiven effective March 30, 2021. The PPP Loan Forgiveness Application was prepared following due inquiry and investigation. All information included in the PPP Loan Forgiveness Application is complete and accurate in all material respects as of the date it was made, and all certifications required to be made pursuant to the PPP Loan Forgiveness Application can be made in good faith as of the date they were made.

Section 4.28    No Other Representations or Warranties. Except as and to the extent expressly set forth in this Agreement and the other Ancillary Documents to which it is a party, the Company makes no representations or warranties (express or implied) whatsoever to Purchaser and hereby disclaims all liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Purchaser by any director, officer, employee, agent, consultant, or Representative of the Company or any Affiliate thereof). The Company makes no representations or warranties (express or implied) to Purchaser regarding the probable success or profitability of the Company. Except as and to the extent expressly set forth in this Agreement, no representation or warranty (express or implied) is made by the Company to Purchaser as to the condition, merchantability or fitness for any purpose of any assets of the Company, and the Company is not making any representations or warranties of any kind with respect to any projections, estimates, budgets or forecasts heretofore delivered or made available to Purchaser relating to the Company. Notwithstanding the foregoing, nothing herein shall exculpate the Seller or any member of the Seller Group from Fraud.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, as of the date hereof and the Closing Date, Purchaser hereby represents and warrants to Seller that the statements contained in this Article V are true and correct:

Section 5.01    Organization and Authority of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the state of Oregon. Purchaser has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party, the performance by Purchaser of its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and any Ancillary Document to which it is a party and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms. When each Ancillary Document to which Purchaser is or will be a party has been duly executed and delivered by Purchaser (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Purchaser enforceable against it in accordance with its terms.

Section 5.02    No Conflicts; Consents. The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, bylaws or other organizational documents of Purchaser; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Purchaser; or (c) except as set forth in Section 5.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Purchaser is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Purchaser in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby. Purchaser is not a “foreign person” as that term is defined at 31 C.F.R. § 800.224.

Section 5.03    Legal Proceedings. There are no Actions pending or, to Purchaser’s knowledge, threatened against or involving Purchaser or any of its respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay or materially adversely affect Purchaser’s performance under this Agreement or any other Ancillary Document to which Purchaser is a party or the consummation of the transactions contemplated hereby or thereby. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 5.04    Brokers. Purchaser does not have any liability to pay any brokerage, finder’s or other fee or commission to any broker, finder, investment banker or other agent in connection with the consummation of the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Purchaser.

Section 5.05    R&W Policy Matters. Purchaser has obtained and bound the R&W Insurance Policy in the form attached as Exhibit E, and no amendments, modifications or changes have been effected thereto.

Section 5.06    No Other Representations or Warranties. Except as and to the extent expressly set forth in this Agreement and the other Ancillary Documents to which it is a party, Purchaser makes no representations or warranties (express or implied) whatsoever to Seller and hereby disclaims all liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to any Seller Party or their Representatives (including any opinion, information, projection, or advice that may have been or may be provided to any Seller Party by any director, officer, employee, agent, consultant, or Representative of Purchaser or any Affiliate thereof).

Section 5.07    No Reliance. Purchaser acknowledges it has reviewed and has had access to all documents, records and information, as well as facilities of the Company and key employees of the Company and the Seller Parties, which it desired to review in connection with its decision to enter into this Agreement and the Ancillary Documents to which Purchaser is a party and to close the transactions contemplated hereby. In deciding to enter into this Agreement and the other Ancillary Documents to which Purchaser or any of its Affiliates are a party, and to close the transactions contemplated hereby and thereby, Purchaser has relied solely upon its own knowledge, independent investigation, review and analysis, examination, inspection and determination (and that of its Representatives) with respect thereto, and not on any disclosure or representation (express or implied) made by, or any duty to disclose on the part of, the Company or the Seller Parties, their respective Affiliates or any of their respective Representatives, other than the representations and warranties expressly set forth in this Agreement.

Section 5.08    Acquisition of Membership Interests for Investment. The Membership Interests, when acquired by Purchaser at the Closing, will be acquired from the Seller Parties for Purchaser’s own account, for investment purposes, and Purchaser is not acquiring the Membership Interests from the Seller Parties with a view to, or to make offers of sales for the Seller Parties in connection with, any distribution thereof, or to participate or have a direct or indirect participation in any such undertaking, or to participate or have a participation in the direct or indirect underwriting of any such undertaking, in each case within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities Laws. Purchaser understands that: (i) the Membership Interests have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act and have not been qualified under any state securities Laws on the grounds that the offering and sale of securities contemplated by this Agreement are exempt from registration thereunder; and (ii) the Seller Parties’ reliance on such exemptions is predicated on Purchaser’s representations set forth herein. Purchaser understands that the resale of the Membership Interests may be restricted indefinitely, unless a subsequent disposition thereof is registered under the Securities Act and registered under any state securities Law or are exempt from such registration. Purchaser is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated by the SEC under the Securities Act. Purchaser is able to bear the economic risk of the acquisition of the Membership Interests pursuant to the terms of this Agreement, including a complete loss of Purchaser’s investment in the Membership Interests, for an indefinite period of time and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of its acquisition of the Membership Interests. For purposes of state “blue sky” Laws, Purchaser represents and warrants that the principal executive offices of Purchaser are located in the State of Washington and that the decision by Purchaser to acquire the Membership Interests shall be deemed to occur solely in the State of Washington.

Section 5.09    Sufficiency of Funds. Purchaser’s obligation to close the transactions contemplated by this Agreement at the Closing is not subject to any condition or contingency with respect to financing from any source. Purchaser will have sufficient available funds on hand for it to consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement and all Ancillary Documents, including to (A) pay the aggregate Closing Consideration, the Purchase Price Adjustment Escrow Amount, the Indemnification Escrow Amount, the R&W Retention Amount and the Seller Representative Expense Amount in accordance with Section 2.03, (B) make all deposits with the Escrow Agent pursuant to Section 2.03(c), and (C) pay any fees and expenses allocated to Purchaser pursuant to this Agreement to be paid on the Closing Date.

Section 5.10    Solvency. Purchaser is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company. Purchaser is Solvent as of the date of this Agreement and, assuming the satisfaction of the conditions to Seller’s obligation to close the transactions contemplated hereby, Purchaser and the Company (on both a stand-alone and on a combined basis) will, after giving effect to all of the transactions contemplated by this Agreement, including the payment of the Purchase Price, as may be adjusted under this Agreement, and all other amounts required to be paid, borrowed or refinanced in connection with the closing of the transactions contemplated by this Agreement and all related fees and expenses, be Solvent at and after the Closing Date.

ARTICLE VI.
COVENANTS

Section 6.01    Confidentiality. Purchaser and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under Section 10 of the Letter of Intent dated May 17, 2021, as amended July 13, 2021 (the “LOI”) between Purchaser and the Company (the “Confidentiality Provisions”), which provisions shall survive the termination of this Agreement in accordance with the terms set forth therein; provided, however, that after the Closing, the Seller Parties shall be required to treat any information with respect to the Company as confidential in accordance with the Confidentiality Provisions. Except as otherwise provided in this Section, the LOI (other than Section 10 and Section 12) shall otherwise be deemed terminated and of no further force and effect as of the date hereof.

Section 6.02    Directors and Officers.

(a)    Purchaser agrees that it will and will cause the Company to indemnify, defend, and hold harmless each Company Indemnified Person (in each case, when acting in such capacity) to the fullest extent that the Company would have been required under its Organizational Documents in effect on the date hereof to indemnify such Company Indemnified Person.

(b)    Prior to Closing, Seller shall obtain and fully pay for “tail” insurance policies (“D&O Tail Policy”) covering the Company Indemnified Persons, effective as of the Closing Date and reasonably acceptable to Purchaser, with a claims period of six (6) years from the Closing Date, with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement). Seller shall bear the cost of the D&O Tail Policy. Purchaser shall not (and shall cause the Company not to) during the term of the D&O Tail Policy, take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived.

(c)    The obligations of Purchaser and the Company under this Section 6.02 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnified Person to whom this Section 6.02 applies without the consent of such affected Company Indemnified Person.

(d)    Purchaser shall not, and shall cause its Affiliates not to, without consent of Seller (which consent shall not be unreasonably withheld), amend, restate or repeal any Organizational Documents of the Company within six (6) years after the Closing unless such Organizational Document (after giving effect to such amendment, restatement or repeal and applicable Law) would provide for the Company to indemnify, defend, and hold harmless each Company Indemnified Person to the fullest extent permitted under the Organizational Documents as of the date hereof, for any actions prior to the Closing Date.

(e)    If Purchaser, any of its Affiliates or the Company (A) shall consolidate with or merge into or convert, domesticate, transfer or divide into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or conversion, domestication, transfer or division, or (B) shall assign some or all of the Membership Interests, shall cause the transfer of control of the Company, or shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Purchaser, its Affiliates or the Company, as the case may be, shall assume all of the obligations set forth in this Section 6.02.

(f)    Each of Seller and Purchaser hereby acknowledges and agrees that from and after the Closing each of the Company Indemnified Persons shall be an express third party beneficiary of this Section 6.02. The rights of such Company Indemnified Persons under this Section 6.02 shall be in addition to any rights such Company Indemnified Persons may have under the Organizational Documents of the Company and Seller, or under any applicable Benefit Plans, Contracts, or Applicable Laws.

Section 6.03    Resignations. Seller shall deliver to Purchaser written resignations, effective as of the Closing Date, of the officers of the Company at or prior to the Closing.

Section 6.04    Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.05    R&W Insurance Policy. Seller and the Company shall cooperate with Purchaser’s efforts and provide assistance as reasonably requested by Purchaser to obtain and bind the R&W Insurance Policy. Prior to or at the Closing, Purchaser shall pay or cause to be paid, all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commissions, and other fees and expenses of such policy; provided, that Seller shall pay or cause to be paid fifty (50) percent of the premium, costs, commissions and other fees and expenses of the R&W Insurance Policy, which amount shall be characterized as a Transaction Expense. Purchaser agrees (on behalf of itself and each of its Affiliates) that (a) none of Seller Representative, any Seller Party, any of their respective Affiliates or any of their respective directors, managers, members, officers, employees or other Representatives shall have any liability whatsoever for or under the R&W Insurance Policy (including for any premiums or other amounts payable in respect thereof except as set forth above) other than the R&W Insurer’s subrogation rights with respect to Fraud; (b) the R&W Insurance Policy shall at all times provide that the R&W Insurer (i) waives and agrees not to pursue, directly or indirectly, any subrogation rights against any of Seller Representative, any Seller Party, any of their respective Affiliates or any of their respective directors, managers, members, officers, trustees, beneficiaries, settlors, employees or other Representatives other than for Fraud and (ii) agrees that none of Purchaser or any of its Affiliates shall have any obligation to pursue any claim against Seller Representative, any Seller Party, any of their respective Affiliates or any of their respective directors, managers, members, officers, trustees, beneficiaries, settlors, employees or other Representatives other than for Fraud and (c) the absence of coverage under the R&W Insurance Policy for any reason, including due to exclusions from coverage thereunder or the failure of the R&W Insurance Policy to be in full force and effect for any reason, shall not expand, alter, amend, change or otherwise affect the liability of Seller Representative, any Seller Party, any of their respective Affiliates or any of their respective directors, managers, members, officers, trustees, beneficiaries, settlors, employees or other Representatives under this Agreement except as otherwise explicitly stated herein in Article IX. In furtherance of the foregoing, Purchaser shall not, and shall cause its Affiliates (including the Company after Closing) not to, assert any claim in violation of the agreements of Purchaser in the foregoing provisions of this Section 6.05. Purchaser agrees to not amend the R&W Insurance Policy following the Closing in a manner that would materially and adversely affect the rights or increase the obligations of the Seller Parties set forth in this Agreement without the prior written consent of the Seller Representative (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.06     Litigation Support. If and for so long as a Seller Party or Purchaser, as applicable, is prosecuting, contesting or defending any legal proceeding, Action, investigation, charge, claim, or demand by a third party in connection with (a) any transactions contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with the Company, the other party shall, and shall cause its Affiliates (including with respect to the Purchaser after the Closing, the Company) and its and their respective directors, managers, officers and employees to, reasonably cooperate with such first party and its counsel in such prosecution, contest or defenses, including making reasonably available its personnel, and providing such testimony and reasonable access to its books and records (subject to any applicable Law, any applicable privileges (including the attorney-client privilege), trade secrets, and contractual confidentiality obligations) as shall be reasonably necessary in connection with such prosecution, contest or defense, in each case, during normal business hours, upon reasonable notice and in accordance with reasonable procedures established by the party providing such access.

Section 6.07      Access to Company Records. Purchaser shall retain all books, records and other information with respect to financial, Tax and other information or data applicable to the Company with respect to any period ending on or prior to the Closing in accordance with Purchaser’s policies for retention of books and records (but in any event for at least seven (7) years), and shall provide the Seller Representative and its Representatives (including their accountants) access during Purchaser’s business hours to such information, including the ability to make and retain any copies of any of the foregoing, and Purchaser shall provide such access as promptly as practicable after such Seller Representative or Representative requests such access, provided that the Seller Representative executes a reasonable confidentiality agreement (which will allow for disclosure to the Seller Parties and their Representatives) in connection with such access and certifies that the request for such access is for a purpose reasonably related to this Agreement or other reasonable business purposes, and provided, further, that the review and copying of any and all such books, records and other information shall be at the sole cost and expense of the Seller Representative.

Section 6.08    Excluded Assets. On or prior to the Closing, the Company shall distribute the Excluded Assets to the Seller Parties. Any Excluded Assets containing confidential or proprietary information with respect to the Company shall have all such confidential or proprietary information removed prior to distribution.

Section 6.09     Further Assurances. At and after the Closing, the parties shall, and shall cause their Affiliates to, execute and deliver such additional documents, instruments and conveyances, including any deeds, bills of sale, assignments or assurances and to take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. For the avoidance of any doubt, the foregoing shall include each party providing cooperation in promptly seeking to obtain all consents, authorizations, orders and approvals from all Governmental Authorities and third parties described in Section 3.02, Section 4.04, and Section 5.02 that may be or become necessary in connection with the transactions contemplated by this Agreement, and not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

Section 6.10    Trust Matters. Each Trustee covenants and agrees that, for a period of thirty six (36) months after the Closing, such Trustee: (a) shall not amend, modify, restate, terminate or otherwise change, and shall not allow any other Person to amend, modify, restate, terminate or otherwise change, the Trust Agreement, including, but not limited to Section 1.3 thereof, to permit distributions of principal of any separate trust established pursuant to the Trust Agreement except as now permitted by the third sentence of Section 1.3 of the Trust Agreement; and (b) shall not make any distributions of principal from the separate trust with respect to which Trustee serves as the trustee that exceed amounts allowed by the discretionary ascertainable standard set forth in the third sentence of Section 1.3 of the Trust Agreement.

ARTICLE VII.
TAX MATTERS

Section 7.01    Tax Covenants.

(a)    Any Tax refunds that are received by Purchaser or the Company, and any amounts credited against Tax to which Purchaser or the Company becomes entitled, that relate to a Pre-Closing Tax Period (including, for the avoidance of doubt, any employee retention credits or similar credits pursuant to the CARES Act credited against Taxes that relate to a Pre-Closing Tax Period actually received by the Company), to the extent not previously taken into account for purposes of determining Total Consideration, shall be for the account of the Seller Parties, and Purchaser will pay, or will cause the Company to pay, to Seller’s Representative any such Tax refund within thirty (30) days after receipt of any such Tax refund, and with respect to any such Tax credit, within thirty (30) days after the Company receives the benefit from such Tax credit, and only to the extent of the Tax benefit actually received. Purchaser agrees to provide prompt notice to the Seller Representative if it receives any such refund or credit or written notice from any Governmental Authority regarding receipt of or entitlement to such refunds or credits.

(b)    [Reserved]

(c)    All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) (“Transfer Tax”) shall be borne equally by the Purchaser and the Seller Parties, as a group, when due, except for any Transfer Tax related to the vehicles owned by the Company, which shall be borne solely by the Purchaser. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary). The parties shall, and shall cause their Affiliates to, use Commercially Reasonable Efforts to cooperate with each other in preparing and filing any such Tax Returns for such Taxes and any claim for exemption or exclusion from the application or imposition of such Taxes.

(d)    Without the prior written consent of Seller’s Representative, not to be unreasonably withheld, conditioned or delayed, Purchaser shall not, and shall not cause or permit its Affiliates (including the Company), to the extent it would increase the liability of any Seller Party under this Agreement to (i) make, change or revoke any Tax election, (ii) cause Company to engage in any transaction not in the Ordinary Course of Business following Closing on the Closing Date, or (iii) amend any Tax Return or take any position on any Tax Return, in each case if such action would have the effect of increasing the Tax liability of the Company or Seller (or any of its Affiliates) in respect of any Pre-Closing Tax Period or increasing the liability of Seller (or any of its Affiliates or member of the Seller Group) under this Agreement, unless otherwise required by Law.

(e)    Any Gross-Up Amount shall be treated, without duplication, as additional purchase price paid by Purchaser to Seller for Tax purposes. If any Tax Claim or related proceeding results in an adjustment to Taxes being imposed on any Seller Party arising from the sale of the Membership Interests to Purchaser, the Gross-Up Amount shall be adjusted upward or downward, as applicable, in accordance with the resolution of the Tax Claim or proceeding, with Seller Parties promptly reimbursing Purchaser with respect to any downward adjustment and Purchaser promptly reimbursing the Seller Parties with respect to any upward adjustment.

Section 7.02    Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company nor any of its Representatives shall have any further rights or liabilities thereunder.

Section 7.03    Tax Returns.

(a)    Seller shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns with respect to the Company required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).

(b)    Purchaser shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period and for any Straddle Period, and (without limiting or modifying the obligations of Seller Parties under this Agreement with respect to payment of Taxes for Pre-Closing Tax Periods or Purchaser’s rights under this Agreement with respect to Taxes for Pre-Closing Tax Periods) Purchaser shall timely pay all Taxes that are due and payable with respect to such Tax Returns. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and, if it is a Tax Return reflecting any amounts for which a Seller Party is liable pursuant to this Agreement, shall be submitted by Purchaser to Seller Representative (together with schedules, statements and, to the extent requested by Seller Representative, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Tax Return. If Seller Representative objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within ten (10) days after delivery of such Tax Return, notify Purchaser in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Purchaser and Seller Representative shall negotiate in good faith and use their Commercially Reasonable Efforts to resolve such items. If Purchaser and Seller Representative are unable to reach such agreement within ten (10) days after receipt by Purchaser of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final and binding on Purchaser, the Company, Seller Representative and the Seller Parties. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Purchaser and then amended if necessary to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Purchaser and Seller Representative. The preparation and filing of any Tax Return of the Company that does not relate to any amount for which any Seller Party is liable pursuant to this Agreement shall be exclusively within the control of Purchaser. Without limiting any other remedies available to Purchaser under this Agreement, after consultation with and approval from the Seller’s Representative, which approval shall not be unreasonably withheld, conditioned or delayed, Purchaser shall be entitled to deduct from the Purchase Price Adjustment Escrow Fund and Indemnification Escrow Fund (i) Taxes due with respect to any such Tax Return that relate to Pre-Closing Tax Periods and (ii) Taxes due with respect to any such Tax Return that relate to Straddle Periods that are attributable under Section 7.04 to the portion of such Straddle Period ending on the Closing Date, but only to the extent such Taxes due were not taken into account as liabilities in computing the Final Total Consideration.

(c)    Tax deductions for any Transaction Expenses shall be allocated to Seller, unless otherwise required by Law.

Section 7.04    Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)    in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)    in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 7.05    Contests. Purchaser agrees to give written notice to Seller Representative of the receipt of any written notice by the Company, Purchaser or any of Purchaser’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Purchaser pursuant to this Agreement (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Purchaser’s right to indemnification hereunder. Purchaser shall control the contest or resolution of any Tax Claim; provided, however, that Purchaser shall obtain the prior written consent of Seller Representative (which consent shall not be unreasonably conditioned, withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Seller Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller Representative.

Section 7.06    Cooperation and Exchange of Information. Purchaser and Seller shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Article VII or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller Representative, the Company and Purchaser shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods.

Section 7.07    FIRPTA Statement. On the Closing Date, Seller shall deliver to Purchaser a certificate, executed by an authorized officer of Seller, duly completed pursuant to Code Section 1445 and the Treasury Regulations promulgated thereunder, certifying that Seller is not a “foreign person” within the meaning of Code Section 1445 (the “FIRPTA Statement”).

Section 7.08    Purchase Price Allocation. The purchase of the Membership Interests by Purchaser shall be treated as a purchase of the Company’s assets for federal (and applicable state and local) Tax purposes. Within one hundred twenty (120) days after the Closing Date, Purchaser shall prepare and deliver to Seller Representative a draft allocation of the Final Total Consideration (plus any assumed liabilities required to be taken into account) among the assets of the Company (the “Purchase Price Allocation”). The Purchase Price Allocation shall be prepared in accordance with applicable Law, including in accordance with Code Section 1060 and the Treasury Regulations promulgated thereunder (and any similar Law). If Seller Representative notifies Purchaser in writing, within thirty (30) days after the date on which Seller Representative receives the Purchase Price Allocation, that Seller objects to one or more items reflected in the Purchase Price Allocation, Seller Representative and Purchaser shall negotiate in good faith to resolve such dispute; provided, however, that if Seller Representative and Purchaser are unable to resolve any dispute with respect to the Purchase Price Allocation within sixty (60) days following Purchaser’s delivery of the draft Purchase Price Allocation, such dispute shall be resolved by the Independent Accountant. The fees and expenses of the Independent Accountant shall be borne by Seller, on the one hand, and Purchaser, on the other, in inverse proportion to the extent to which their positions on the Purchase Price Allocation were accepted by the Independent Accountant, and such allocation of fees and expenses shall be determined by the Independent Accountant. The Purchase Price Allocation and such allocation of fees and expenses as determined by the Independent Accountant shall be conclusive and binding on Purchaser and Seller. None of Purchaser, Seller Representative, any Seller Party, the Company or any of their respective Affiliates shall take any position (whether in audits, on any Tax Return or otherwise) that is inconsistent with the Purchase Price Allocation unless required by a final determination within the meaning of Code Section 1313(a).

ARTICLE VIII.
[RESERVED]

ARTICLE IX.
INDEMNIFICATION

Section 9.01    Survival. The representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the Fundamental Representations (other than the Tax Representations), shall survive until the date that is six (6) years after the Closing Date, and Tax Representations shall survive until the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein that do not by their terms require performance in whole or in part after the Closing and any other rights arising out of any breach of such covenants shall terminate twelve (12) months after the Closing Date. All covenants and agreements of the parties contained herein that require performance in whole or in part after the Closing shall survive the Closing indefinitely or for the period explicitly specified herein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. For the avoidance of doubt, the parties acknowledge and agree that the foregoing limitations are not intended to limit any recovery by Purchaser under the R&W Insurance Policy.

Section 9.02    Indemnification By Seller Parties. Subject to the other terms and conditions of this Article IX, Seller and each member of the Seller Group, jointly and severally (except to the extent of Non-Pro Rata Obligations as discussed in Section 9.04(e)), shall indemnify and defend each of Purchaser and its Affiliates (including the Company) and their respective Representatives (collectively, the “Purchaser Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of the following:

(a)    any inaccuracy in or breach of any of the representations or warranties of the Company or any Seller Party contained in Article III or Article IV of this Agreement or in any certificate delivered by or on behalf of any Seller Party pursuant to this Agreement;

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company at or prior to Closing or any Seller Party or Seller Representative pursuant to this Agreement;

(c)    any Transaction Expenses and any Closing Debt outstanding as of the Closing to the extent that any such amounts are in excess of the amounts included in the calculation of Final Total Consideration;

(d)    to the extent not paid from the R&W Insurance Policy (which Purchaser agrees to pursue with respect to any Losses covered by the R&W Insurance Policy before pursuing the Seller Parties; provided, however, that such requirement shall not limit the ability of the Purchaser to assert a claim for purposes of preserving the claim prior to the expiration of the relevant survival period while pursuing the R&W Insurance Policy), (i) any Taxes imposed on the Company or any Seller Party with respect to any Pre-Closing Tax Period; (ii) any Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date, including by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; (iii) any and all Taxes of any Person imposed on the Company as a transferee or successor, or by contract (other than a contract the primary subject matter of which is not Taxes) as a result of transactions or events occurring on or prior to the Closing Date (other than Transfer Taxes payable by Purchaser in accordance with Section 7.01(c)); (iv) the employer portion of any payroll Taxes arising in connection with the transactions contemplated by this Agreement; and (v) up to $50,000 of the reasonable out of pocket and third party costs and expenses associated with the preparing, filing, or defending any Tax Return with respect to any Pre-Closing Tax Period (the amount payable by Seller or the Seller Group under this clause (v) not to exceed $50,000), excluding (solely for purposes of clause (v) of this Section 9.02(d)) Purchaser’s ordinary out of pocket and third party costs and expenses associated with the preparation and initial filing of Tax Returns required to be filed by the Company for any period ending on or after December 31, 2020;

(e)     any dispute solely amongst the Seller Group, their Affiliates or any of the Persons comprising the same which has not been released by the Seller Parties on or prior to Closing;

(f)     the PPP Loan, including with respect to any misrepresentations or omissions in any application by the Company relating to the PPP Loan or any failure of the Company to be eligible for such PPP Loan or to comply with the applicable terms of the PPP Loan or other Laws applicable to the PPP Loan;

(g)    any Fraud on the part of any Seller Party committed against Purchaser in connection with this Agreement (“Seller Fraud Carve-Out Event”);

(h)    the matters set forth on Exhibit I (together with Section 9.02(i) solely to the extent relating to Section 9.02(h)) (“Additional Special Indemnity Obligations”); or

(i)     any and all Actions, allegations, assessments, fines, judgments, costs and other expenses (including reasonable attorneys’ fees and expenses) incident to any of the foregoing or to enforcement of this Section 9.02.

The obligations of the Seller Parties under Sections 9.02(b) through (g) and (i) (in the case of (i), solely to the extent relating to claims under Section 9.02(b) through (g)) are collectively referred to as the “Special Seller Parties’ Indemnity Obligations.”

Section 9.03    Indemnification By Purchaser. Subject to the other terms and conditions of this Article IX, Purchaser shall indemnify and defend each of the Seller Parties and their Affiliates and their respective Representatives (collectively, the “Seller Party Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Party Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties Purchaser contained in Article V of this Agreement or in any certificate delivered by or on behalf of Purchaser pursuant to this Agreement;

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser pursuant to this Agreement;

(c)    any Taxes imposed on the Company or on Purchaser for any Post-Closing Tax Period;

(d)    any Special Purchaser Indemnity Obligation;

(e)    any Fraud on the part of Purchaser committed against a Seller Party in connection with this Agreement (“Purchaser Fraud Carve-Out Event”); or

(f)     any and all Actions, allegations, assessments, fines, judgments, costs and other expenses (including reasonable attorney’s fees and expenses) incident to any of the foregoing or to enforcement of this Section 9.03.

Section 9.04    Certain Limitations. The indemnification provided for in Section 9.02 and Section 9.03 shall be subject to the following limitations:

(a)    Purchaser Indemnitees shall not be entitled to seek indemnification (and the Seller Parties shall not be liable) under Section 9.02(a) with respect to a particular claim unless such claim involves Losses in excess of $20,000 (the “Qualifying Threshold”), and the Seller Parties shall not be liable to the Purchaser Indemnitees in respect of indemnification under Section 9.02(a) unless the aggregate amount of Losses (pursuant to claims each of which exceeds the Qualifying Threshold) exceeds $420,000 (the “Deductible”), and shall only be liable with respect to Losses in excess of the Deductible; provided, that the limitations set forth in this paragraph shall not apply to any claim pursuant to Section 9.02(a) relating to a breach or inaccuracy in any Fundamental Representation, other than representations with respect to Sections 4.18 (Environmental Matters), and 4.19 (Employee Benefit Matters), to which the Qualifying Threshold and the Deductible will apply. Purchaser Indemnitees shall not be entitled to such indemnification (and the Seller Parties shall not be liable) under Section 9.02(d)(v) for Losses in excess of $50,000 in the aggregate.

(b)   In the event Purchaser Indemnitees are entitled to indemnification pursuant to Section 9.02(a) or Section 9.02(i) (to the extent relating to a breach of any representations or warranties referred to in Section 9.02(a)), (i) Losses shall first be paid out of the R&W Retention Fund, and (ii) thereafter, Purchaser Indemnitees shall pursue recovery for such Losses under the R&W Insurance Policy (it being agreed by Purchaser that, subject to the last sentence of this paragraph, such claims cannot be brought directly against the Seller Parties or the Indemnification Escrow Fund, but rather are limited to and must be made only against the R&W Retention Amount that has been deposited to the R&W Retention Fund at Closing or against the R&W Insurance Policy, which two (2) sources constitute the sole and exclusive recourse of Purchaser Indemnitees with respect to indemnification under Section 9.02(a) or Section 9.02(i) (to the extent relating to a breach of any representations or warranties referred to in Section 9.02(a)), except in the case of a Seller Fraud Carve-Out Event, the liability for which is addressed in Section 9.04(c), as limited by Section 9.04(e)). Notwithstanding the foregoing, to the extent Purchaser becomes entitled to indemnification under Section 9.02(a) with respect to a breach of Sections 3.03 (Capitalization and Ownership) or 4.02 (Capitalization), if Losses were not paid out under (i) or (ii) of the first sentence of this Section 9.04(b), Purchaser Indemnitees shall be entitled to recourse directly against the Seller Parties for a breach of Sections 3.03 (Capitalization and Ownership) or 4.02 (Capitalization).

(c)    In the event Purchaser Indemnitees are entitled to indemnification pursuant to Special Seller Parties’ Indemnity Obligations (i) Losses shall first be paid out of the Indemnification Escrow Fund and (ii) if the then-remaining Indemnification Escrow Fund has been exhausted or otherwise disbursed to the Seller Parties or the Seller Representative or is subject to claims by Purchaser Indemnitees, Purchaser Indemnitees shall be entitled to recourse directly against the Seller Parties, as limited by Section 9.04(e).

(d)    In the event Purchaser Indemnitees are entitled to indemnification pursuant to Additional Special Indemnity Obligations, (i) Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of the Additional Special Indemnity Obligations (the “Additional Special Indemnity Losses”) shall be borne equally by Seller Parties, as a group, on the one hand, and by the Purchaser, on the other hand, up to a maximum amount of $4,000,000 of Additional Special Indemnity Losses (i.e. Seller Parties, as a group, would only be responsible for up to a maximum of $2,000,000 of Additional Special Indemnity Losses in the aggregate); (ii) the Sellers Parties’ liability, as a group, for Additional Special Indemnity Losses pursuant to any particular claim of Additional Special Indemnity Obligations shall not exceed $1,000,000 (i.e. Seller Parties, as a group, would be responsible for up to a maximum of $1,000,000 of Additional Special Indemnity Losses incurred with respect to any particular claim related to an Additional Special Indemnity Obligations), and (iii) Additional Special Indemnity Losses shall only be payable from the Indemnification Escrow Fund, which source constitutes the sole and exclusive recourse of Purchaser Indemnitees with respect to indemnification with respect to Additional Special Indemnity Losses, except in the case of a Seller Fraud Carve-Out Event, the liability for which is addressed in Section 9.04(c), as limited by Section 9.04(e). In the event the amount of Losses with respect to then outstanding but unpaid Special Seller Parties’ Indemnity Obligations and Additional Special Indemnity Losses with respect to then outstanding but unpaid Additional Special Indemnity Obligations exceed the amount of the Indemnification Escrow Fund, Additional Special Indemnity Losses, if any, shall be paid out of the Indemnification Escrow Fund first, and then Special Seller Parties’ Indemnity Obligations shall be paid out of the Indemnification Escrow Fund (and thereafter as detailed in Section 9.04(c)), all as limited pursuant to this Section 9.04(d) and by Section 9.04(e).

(e)    Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate liability of all members of the Seller Group or the liability of any individual member of the Seller Group in respect of any Losses pursuant to this Article IX, individually or in the aggregate (including when aggregated with liability for all other breaches of representations, warranties, covenants or agreements), exceed the total consideration actually received by such member of the Seller Group (which, for the avoidance of any doubt, shall include any amounts actually received by such member of the Seller Group from Seller). Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate liability of Seller in respect of any Losses pursuant to this Article IX, individually or in the aggregate (including when aggregated with liability for all other breaches of representations, warranties, covenants or agreements), exceed the total consideration actually received by Seller less any distributions of such total consideration to the Seller Group, and the aggregate liability of the Seller Parties for such Losses shall be limited to the total consideration actually received by the Seller Parties. For the purposes of clarity, to the extent that any Losses resulting from (i) (A) any breach of the representations or warranties in this Agreement or in any certificate or instrument delivered by or on behalf of any member of the Seller Group, or (B) any breach or nonfulfillment of any covenant, agreement or obligation to be performed in whole or in part by any member of the Seller Group are in either case attributable solely to an act or omission by any individual member of the Seller Group or (ii) an act of Fraud attributable to a particular member of the Seller Group, then such Losses shall be the sole responsibility of such individual member of the Seller Group, and shall be deemed a “Non-Pro Rata Obligation,” and no other member of the Seller Group shall be liable to Purchaser Indemnitees for such Losses other than by recourse to the Indemnification Escrow Fund. For clarity, recourse for Non-Pro Rata Obligations shall be subject to and limited by the other provisions of this Agreement, including Section 9.04(b), Section 9.04(c), and Section 9.04(d).

(f)    Purchaser shall not be liable to the Seller Party Indemnitees for indemnification under Section 9.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.03(a) exceeds the Deductible, in which event Purchaser shall be required to pay or be liable for all such Losses in excess of the Deductible. The aggregate amount of all Losses for which Purchaser shall be liable pursuant to Section 9.03 shall not exceed the total consideration actually paid by Purchaser.

(g)    For purposes of this Article IX, any inaccuracy or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty, other than (i) the definition of Fraud, (ii) the definition of Material Contracts, Material Customers or Material Suppliers contained in the representations and warranties, (iii) in Section 4.06(c) (Undisclosed Liabilities), Section 4.07(a) (Absence of Certain Changes), or (iv) in Section 4.08(a)(iv), Section 4.08(a)(vi), Section 4.08(a)(xii) (Material Contracts), Section 4.09(d) (Title of Assets), Section 4.11(a)(iv) (Intellectual Property), Section 4.17(a) (to the extent relating to Section 4.18(g), Section 4.19(b)(viii), Section 4.20(a)(vii) below), Section 4.17(b) (Compliance with Laws; Permits), Section 4.18(g) (Environmental Matters), Section 4.19(b)(viii) (Employee Benefit Matters) and Section 4.20(a)(vii) (Employment Matters).

(h)    To avoid double-counting, any Loss for which any party hereto would otherwise be obligated to provide indemnification hereunder will be offset to the extent such Loss is reflected in the determination of the Final Total Consideration.

(i)    The Seller Group may enter into one or more contribution agreements amongst the members of the Seller Group whereby the members of such group shall allocate liability under this Agreement amongst such parties and determine means to enforce such allocations as appropriate, including without limitation, liabilities that are join and several amongst the Seller Group.

Section 9.05    Indemnification Procedures. The party making a claim under this Article IX is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party”. For purposes of this Section 9.05, (i) except for Non-Pro Rata Obligations where the sole recourse therefor is not the Indemnification Escrow Fund or the R&W Retention Fund, if Purchaser (or any other Purchaser Indemnitee) comprises the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to Seller Representative (and in all other instances the Indemnifying Party shall be the applicable Seller Party(ies)), and (ii) if Purchaser comprises the Indemnifying Party, the Seller Representative may make claims and send notices on behalf of Seller Party Indemnitees and any references to the Indemnified Party in that context shall be deemed to also refer to Seller Representative. Any payment received by the Seller Representative as the Indemnified Party in such capacity shall be distributed to the Seller Parties or other Seller Party Indemnitee in accordance with this Agreement. For purposes of any Non-Pro Rata Obligation, the applicable Seller Group member shall be the Indemnifying Party if the sole recourse therefor is not the Indemnification Escrow Fund or the R&W Retention Fund.

(a)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or not an Affiliate of a party to this Agreement or not a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty(30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually prejudiced in a material respect as a result of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller Party or the Seller Representative, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim if (x) the Third Party Claim is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, (y) the assumption of defense of the Third Party Claim by the Indemnifying Party is reasonably likely to cause a Purchaser Indemnitee to lose coverage under the R&W Insurance Policy, or (z) a Purchaser Indemnitee or the insurer is required to assume the defense of such Third Party Claim pursuant to the R&W Insurance Policy; provided further, that the Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim if the primary remedy sought by such Third Party Claim is an injunction or other equitable relief against the Indemnified Party which, if granted, would put the Indemnified Party at a material business or personal detriment. If the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.05(b), it shall have the right to take such action as he, she, or it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party that cannot be asserted by counsel selected by the Indemnifying Party without prejudicing the Indemnified Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 9.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller Representative and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim (subject to any applicable Law and any applicable privileges (including the attorney-client privilege)) and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party, shall not enter into settlement of any Third Party Claim without the prior written consent (which consent shall not be unreasonably withheld or delayed) of the Indemnified Party, including the Seller Representative as to matters for which recourse is limited solely to the Indemnification Escrow Fund or the R&W Retention Fund, as applicable (but in other instances the consent of each materially affected applicable Seller Party shall be required), except as provided in this Section 9.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)    Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than sixty (60) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually prejudiced in a material respect as a result thereof (and, for the purposes of clarity, subject to Section 9.01). Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records (subject to any applicable Law and any applicable privileges (including the attorney-client privilege)) as the Indemnifying Party or any of its professional advisors may reasonably request). If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 9.06    Release of Indemnification Escrow Fund.

(a)    On the first Business Day after the twelve (12)-month anniversary of the Closing Date (the “Initial Indemnification Escrow Fund Release Date”), Purchaser and Seller Representative shall deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to pay and deliver to Seller Representative by bank wire transfer of immediately available funds all amounts remaining in the Indemnification Escrow Fund for distribution to the Seller Group (to an account or accounts designated in writing by the Seller Representative) in accordance with their Pro Rata Share, less amounts retained in the Indemnification Escrow Fund for pending unresolved Direct Claims or Third Party Claims asserted in accordance with the terms of this Agreement and the Escrow Agreement. For clarity, to the extent notice of such Direct Claims and Third Party Claims are given in accordance with this Agreement and the Escrow Agreement, then such amount shall be no less than the amount specified in such notice by Purchaser Indemnitees (and subject to indemnification payments hereunder) with respect to such Direct Claims or Third Party Claims, provided such amount, as well as the timing and nature of such Direct Claim or Third Party Claim, are otherwise within the limitations set forth in this Agreement.

(b)    After the Initial Indemnification Escrow Fund Release Date, upon the resolution of any indemnification claim, Purchaser and Seller Representative shall deliver a joint written instruction to the Escrow Agent, directing the Escrow Agent to (i) pay and deliver to the party or parties designated in such joint written instruction, the amounts designated to be paid to such party or parties with respect to each such resolved indemnification claim, by bank wire transfer of immediately available funds to an account or accounts designated in writing by such party or parties, and (ii) pay and deliver to Seller Representative by bank wire transfer of immediately available funds of all amounts remaining in the Indemnification Escrow Fund for distribution to the Seller Group (to an account or accounts designated by Seller Representative), in accordance with their Pro Rata Share, an amount equal to the remaining Indemnification Escrow Fund, less amounts retained in the Indemnification Escrow Fund for additional pending unresolved Direct Claims or Third Party Claims asserted in accordance with the terms of this Agreement and the Escrow Agreement. For clarity, to the extent such notice of Direct Claims and Third Party Claims are given in accordance with this Agreement and the Escrow Agreement, then such amount shall be no less than the amount specified in such notice by Purchaser Indemnitees (and subject to indemnification payments hereunder) with respect to such remaining Direct Claims or Third Party Claims, provided such amount, as well as the timing and nature of such Direct Claim or Third Party Claim, are otherwise within the limitations set forth in this Agreement.

Section 9.07    Release of R&W Retention Fund.

(a)    On the first Business Day after the eighteen (18)-month anniversary of the Closing Date (the “Initial R&W Retention Fund Release Date”), Purchaser and Seller Representative shall deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to pay and deliver to Seller Representative by bank wire transfer of immediately available funds all amounts remaining in the R&W Retention Fund for distribution to the Seller Group in accordance with their Pro Rata Share, less amounts retained in the R&W Retention Fund for pending unresolved Direct Claims or Third Party Claims asserted in accordance with the terms of this Agreement and the Escrow Agreement. For clarity, to the extent notice of such Direct Claims and Third Party Claims are given in accordance with this Agreement and the Escrow Agreement, then such amount shall be no less than the amount specified in such notice by Purchaser Indemnitees (and subject to indemnification payments hereunder) with respect to such Direct Claims or Third Party Claims, provided such amount, as well as the timing and nature of such Direct Claim or Third Party Claim, are otherwise within the limitations set forth in this Agreement.

(b)    After the Initial R&W Retention Fund Release Date, upon the resolution of any indemnification claim, Purchaser and Seller Representative shall deliver a joint written instruction to the Escrow Agent, directing the Escrow Agent to (i) pay and deliver to the party or parties designated in such joint written instruction, the amounts designated to be paid to such party or parties with respect to each such resolved indemnification claim, by bank wire transfer of immediately available funds to an account or accounts designated in writing by such party or parties, and (ii) pay and deliver to Seller Representative by bank wire transfer of immediately available funds of all amounts remaining in the R&W Retention Fund for distribution to the Seller Group in accordance with their Pro Rata Share, to an account or accounts designated by Seller Representative, an amount equal to the remaining R&W Retention Fund, less amounts retained in the R&W Retention Fund for additional pending unresolved Direct Claims or Third Party Claims asserted in accordance with the terms of this Agreement and the Escrow Agreement For clarity, to the extent notice of such Direct Claims and Third Party Claims are given in accordance with this Agreement and the Escrow Agreement, then such amount shall be no less than the amount specified in such notice by Purchaser Indemnitees (and subject to indemnification payments hereunder) with respect to such remaining Direct Claims or Third Party Claims, provided such amount, as well as the timing and nature of such Direct Claim or Third Party Claim, are otherwise within the limitations set forth in this Agreement.

Section 9.08    Payment of Losses Outside of Escrow Funds. If any indemnification claim is to be paid by an Indemnifying Party, once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article IX, the Indemnifying Party shall satisfy its obligations within five (5) Business Days of such final adjudication by wire transfer of immediately available funds.

Section 9.09    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 9.10    Exclusive Remedies.

(a)    Subject to Sections 2.04 (Calculation of Total Consideration) and 11.15 (Specific Performance), the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article IX. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article IX. Nothing in this Section 9.10 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled, or to seek any remedy on account of any party’s Fraud. Notwithstanding anything to the contrary contained herein, no limitations (including any survival limitations and other limitations set forth in this Article IX), qualifications, or procedures in this Agreement shall be deemed to limit or modify the ability of Purchaser to make claims under or recover under the R&W Insurance Policy; it being understood that any matter for which there is coverage available under the R&W Insurance Policy shall be subject to the terms, conditions and limitations, if any, set forth in the R&W Insurance Policy. Notwithstanding anything herein to the contrary, nothing shall prohibit or limit the ability of any party from pursuing any actions available to it with respect to any criminal activity on the part of any other party hereto.

(b)    NO INDEMNIFYING PARTY SHALL BE LIABLE TO ANY INDEMNIFIED PARTY FOR ANY PUNITIVE OR EXEMPLARY DAMAGES, EXCEPT TO THE EXTENT ACTUALLY AWARDED TO A GOVERNMENTAL AUTHORITY OR OTHER THIRD PARTY AND FOR WHICH A PARTY ENTITLED TO INDEMNIFICATION HEREUNDER IS LIABLE OR WHICH SUCH PARTY HAS PAID UNDER A THIRD PARTY CLAIM SUBJECT TO INDEMNIFICATION HEREUNDER.

Section 9.11    Determination of Amount of Losses; Duty to Mitigate. The Losses giving rise to any indemnification obligation hereunder shall be limited to the Losses actually suffered by the Indemnified Party (reduced by any insurance proceeds or other payments or recoupment received, realized or retained by the Indemnified Party as a result of the events giving rise to the claim for indemnification net of any expenses related to the receipt of such proceeds, payment or recoupment). Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section 9.11. If the Indemnified Party receives insurance proceeds after an indemnification payment for such Losses has been made by the Indemnifying Party to the Indemnified Party, the Indemnified Party will refund the Indemnifying Party the amount of such insurance proceeds received by the Indemnified Party (net of collection costs). An Indemnified Party shall take all Commercially Reasonable Efforts to mitigate damages in respect of any claim for which it is seeking indemnification.

ARTICLE X.
[RESERVED]

ARTICLE XI.
MISCELLANEOUS

Section 11.01    Seller Representative.

(a)    By executing this Agreement, each of the Seller Parties shall have irrevocably authorized and appointed Seller Representative as its representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement and the Escrow Agreement and to take any and all actions and make any decisions required or permitted to be taken by Seller Representative pursuant to this Agreement or the Escrow Agreement, including the exercise of the power to:

(i)      give and receive notices and communications;

(ii)    authorize delivery to Purchaser of cash from the Purchase Price Adjustment Escrow Fund (or, if necessary, the Indemnification Escrow Fund) in satisfaction of any amounts owed to Purchaser pursuant to Section 2.04(f) or from the R&W Retention Fund or the Indemnification Escrow Fund in satisfaction of claims for indemnification made by Purchaser pursuant to Article IX;

(iii)    agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.04(f);

(iv)    agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Purchaser pursuant to Article IX (subject to the limitations set forth therein);

(v)     litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to Article IX (subject to the limitations set forth therein);

(vi)    execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Ancillary Document (including the Escrow Agreement);

(vii)   make all elections or decisions contemplated by this Agreement and any Ancillary Document (including the Escrow Agreement);

(viii)  engage, employ or appoint any agents or Representatives to assist Seller Representative in complying with its duties and obligations; and

(ix)    take all actions necessary or appropriate in the good faith judgment of Seller Representative for the accomplishment of the foregoing.

Purchaser shall be entitled to deal exclusively with Seller Representative on all matters relating to this Agreement (including Article IX) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller Party by Seller Representative, and on any other action taken or purported to be taken on behalf of any Seller Party by Seller Representative, as being fully binding upon such Person. Notices or communications to or from Seller Representative shall constitute notice to or from each Seller Party. Any decision or action by Seller Representative hereunder, including any agreement between Seller Representative and Purchaser relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Seller Parties and shall be final, binding and conclusive upon each such Person. No Seller Party shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or more Seller Parties, or by operation of Law.

(b)    Seller Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the members of the Seller Group according to each member’s Pro Rata Share (the “Majority Holders”); provided, however, in no event shall Seller Representative resign or be removed without the Majority Holders having first appointed a new Seller Representative who shall assume such duties immediately upon the resignation or removal of Seller Representative. In the event of the death, incapacity, resignation or removal of Seller Representative, a new Seller Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Seller Representative shall be sent to Purchaser, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Purchaser; provided, that until such notice is received, Purchaser shall be entitled to rely on the decisions and actions of the prior Seller Representative as described in Section 11.01(a) above.

(c)    Seller Representative shall not be liable to the Seller Parties for actions taken pursuant to this Agreement or the Escrow Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Seller Representative shall be conclusive evidence of good faith). The Seller Group shall severally and not jointly (in accordance with their Pro Rata Shares), indemnify and hold harmless Seller Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as Seller Representative under this Agreement and the Escrow Agreement (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of Seller Representative, Seller Representative shall reimburse the Seller Group the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith. The Representative Losses shall be satisfied: (i) from the Seller Representative Expense Fund; and (ii) to the extent the amount of the Representative Losses exceeds amounts available to Seller Representative under (i), from the Seller Group, severally and not jointly (in accordance with their Pro Rata Shares). As soon as practicable after the date on which the final obligation of Seller Representative under this Agreement and the Escrow Agreement have been discharged or such other date as Seller Representative deems appropriate, the Escrow Agent shall pay any amounts remaining in the Seller Representative Expense Fund to the Seller Parties in accordance with their Pro Rata Shares, as set forth in the Escrow Agreement.

Section 11.02    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 11.03    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.03):

If to Seller:	EBSR, LLC 10353 Eberly Ranch Road Chappell Hill, TX 77426 E-mail: chrisneberly@gmail.com Attention: Christopher N. Eberly, Chief Executive Officer

with a copy to (which shall not constitute notice):

Park Interests, L.L.C.
8407 FM 1371 Rd.
Bellville, Texas 77418
E-mail: georgeeberly@me.com
Attention: George W. Eberly, III

Park Interests I, L.L.C.
22 Wooded Brook Dr.
The Woodlands, Texas 77382
E-mail: kellyeberly@hotmail.com
Attention: Kelly W. Eberly

Park Interests II, L.L.C.
10353 Eberly Ranch Road
Chappell Hill, TX 77426
E-mail: chrisneberly@gmail.com
Attention: Christopher N. Eberly

Akin Gump Strauss Hauer & Feld, LLP
1111 Louisiana, 44th Floor
Houston, Texas 77002
Facsimile: (713) 236-0822
Email: tmccaffrey@akingump.com
Attention: Thomas J. McCaffrey

Akin Gump Strauss Hauer & Feld, LLP
1111 Louisiana, 44th Floor
Houston, Texas 77002
Facsimile: (713) 236-0822
Email: phurley@akingump.com
Attention: Patrick Hurley

If to Purchaser:	Northwest Pipe Company 201 NE Park Plaza Drive, Suite 100 Vancouver, WA 98684 Facsimile: (360) 397-6257 E-mail: smontross@nwpipe.com Attention: Scott Montross, President and CEO

with a copy to:	Buchalter, A Professional Corporation 1331 NW Lovejoy, Suite 900 Portland, OR 97209 Facsimile: (503)226-0079 E-mail: gstruxness@buchalter.com Attention: Gregory E. Struxness

Buchalter, A Professional Corporation 1331 NW Lovejoy, Suite 900 Portland, OR 97209 Facsimile: (503)226-0079 E-mail: apear@buchalter.com Attention: Alison M. Pear

If to Seller Representative:	EBSR, LLC 10353 Eberly Ranch Road Chappell Hill, TX 77426 E-mail: chrisneberly@gmail.com Attention: Christopher N. Eberly, Chief Executive Officer

Section 11.04    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive and shall have the meaning “and/or”; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. “Made available” or “delivered” and similar terms mean that, at least ten (10) Business Days prior to the date hereof, the Company has posted the applicable materials, information or documents to the “Project Yellowstone” Datarooms.com electronic data room and has given Purchaser and its Representatives continuous access to such materials, information or documents from the date of posting until the date hereof or the Company has delivered such materials, information or documents by electronic mail addressed to Purchaser or its Representatives, Purchaser or its Representatives have acknowledged receipt of the same and neither Purchaser nor its Representative has rejected such delivery in writing prior to Closing; provided, however, for the avoidance of any doubt, information being “made available” does not in any way modify the disclosures otherwise made pursuant to the Disclosure Schedules. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 11.05    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.06    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.07    Entire Agreement. This Agreement, the Confidentiality Provisions and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 11.08    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Purchaser may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 11.09   No Third-Party Beneficiaries. Except as provided in Article IX (including Section 9.10 (Exclusive Remedy)), and Section 6.02 (Directors and Officers), this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.10   Disclosure Schedules. For the purposes of the Disclosure Schedules, any information set forth in any section of the Disclosure Schedules will be deemed to have been included in any other sections of the Disclosure Schedules as though fully set forth in such section of the Disclosure Schedules to the extent the relevance of such matter to such section is reasonably apparent on its face (without inquiry or investigation). Inclusion of information in any part of the Disclosure Schedules will not be construed as an admission that such information is material to the business, properties, financial condition or results of operations of the Company or Purchaser, as applicable. Matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected therein and the inclusion of such matters shall not be deemed an admission that such matters were required to be reflected in the Disclosure Schedules.

Section 11.11    Representation. If Seller or the Seller Group so desires, and without the need for any consent or waiver by the Company or Purchaser, Akin Gump is permitted to represent Seller, the Seller Group and/or the Seller Representative after the Closing in connection with any matter, including anything related to the transactions contemplated by this Agreement or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Akin Gump is permitted to represent Seller, the Seller Group, the Seller Representative and their respective agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (“dispute” includes litigation, arbitration or other adversary proceeding) with the Company or Purchaser or any of their respective agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as any claim. As of Closing, the Company is not a client of Akin Gump. Akin Gump has represented only the Former GPs in connection with the negotiation and execution of this Agreement and the Ancillary Documents. Each of the undersigned acknowledge that Akin Gump has only represented the Former GPs and that Buchalter, a Professional Corporation, has only represented Purchaser. Each of the undersigned members of the Seller Group acknowledges that (i) he, she or it has been informed of the existence of all present and potential conflicts in connection with Akin Gump’s representation of the Former GPs in connection with this Agreement and the Ancillary Documents, Akin Gump’s representation of the Company and the Former GPs and their Affiliates in the past or in the future on matters unrelated to this Agreement and the Ancillary Documents, and have nonetheless requested, agreed and consented that Akin Gump represents the Former GPs in connection with this Agreement and the Ancillary Documents and (ii) he, she or it has been advised and given the opportunity to consult with his, her or its respective tax, accounting, financial, investment, regulatory, and legal advisers regarding this Agreement and the Ancillary Documents.

Section 11.12    Privileged Communications. Purchaser agrees on behalf of itself (and the Company after Closing) that, as to all communications prior to Closing (i) between or among Akin Gump, any other counsel to the Former GPs and the Former GPs, (ii) between or among any counsel to the Company and the Company, and (iii) between or among all counsel for one or more of the Seller Parties and their respective Affiliates and the Seller Representative, any of the Seller Parties, the Company or their respective Affiliates that relate in any way to the transactions contemplated by or in connection with this Agreement (collectively, the “Privileged Communications”), the Privileged Communications and the attorney-client privilege and the expectation of client confidence with respect to the Privileged Communications (collectively, the “Privilege”) shall survive the Closing and belong to and as of the Closing shall be assigned to the Seller Parties (without any further action by any of the undersigned) and shall be controlled by the Seller Parties and will not pass to or be claimed by Purchaser or any of its respective Affiliates (including, following the Closing, the Company). In furtherance of the foregoing, Purchaser and, after the Closing, the Company agree to take the steps necessary (or as may be requested by the Seller Representative) to ensure that the Privilege shall survive the Closing, remains in effect and is assigned to and controlled by the Seller Parties. The Privileged Communications and the Privilege are the property of the Seller Parties and, from and after the Closing, none of Purchaser, its Affiliates (including, following the Closing, the Company) or any Person purporting to act on behalf of or through Purchaser or such Affiliates, or any of their successors or assigns, will seek to obtain, use or rely on the Privileged Communications. Purchaser, and its respective Affiliates (including, following the Closing, the Company), together with any of their respective Affiliates, successors or assigns, further agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the Seller Parties or any of their respective Affiliates (or the Company as to pre-Closing items) after the Closing. The Privileged Communications may be used by the Seller Parties or any of their respective Affiliates in connection with any dispute that relates to the transactions contemplated by or in connection with this Agreement, including in any claim brought by Purchaser. Purchaser understands and acknowledges that Jennifer Hale, the CFO of the Company, is also a consultant of the Former GPs and in such capacity as consultant for the Former GPs has provided assistance in connection with this Agreement and the Closing and Purchaser agrees that all such assistance rendered by Ms. Hale and any communications with Akin Gump or any other counsel to any of the Seller Parties, the Company or the Seller Representative or their respective Affiliates is privileged and shall be deemed part of the Privileged Communications and the Privilege, as applicable. Purchaser hereby waives (and, effective as of the Closing hereby causes the Company to waive) with respect to any period prior to Closing any conflict with respect to Ms. Hale serving in such roles and in such capacities and the provision of services to the Company and the Former GPs, including any actual or alleged conflict, breach of fiduciary duty or otherwise. Purchaser further irrevocably agrees not to, directly or indirectly, and, after the Closing, to cause its Affiliates (including the Company) not to, directly or indirectly, (i) commence, institute or cause to be commenced any litigation, lawsuit or any other proceeding of any kind against Ms. Hale based on or arising from any matters waived, consented to or agreed to in this Section 11.12, or (ii) assert any claim, demand or action against Ms. Hale with respect to any such matters that occurred prior to the Closing.

Section 11.13    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Purchaser and the Seller Parties at any time prior to the Closing. Any failure of Purchaser, on the one hand, or the Seller Parties, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Seller (with respect to any failure by Purchaser) or by Purchaser (with respect to any failure by the Seller Parties), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 11.14    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED IN THE COURT OF CHANCERY IN THE CITY OF WILMINGTON, NEW CASTLE COUNTY, DELAWARE OR (IF, BUT ONLY IF, SUCH COURT OF CHANCERY OF THE STATE OF DELAWARE LACKS SUBJECT MATTER JURISDICTION) THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON AND COUNTY OF NEW CASTLE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.14(c).

Section 11.15    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. The parties agree that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction. The foregoing is in addition to any other remedy to which any party is entitled at law, in equity or otherwise.

Section 11.16    Time is of the Essence. This Agreement contains a number of dates and times by which performance or exercise of rights is due, and the parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date and time applicable to it on the basis that its late action constitutes substantial performance. Without limiting the foregoing, time is of the essence in this Agreement.

Section 11.17    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PURCHASER:
NORTHWEST PIPE COMPANY
By: Name: Title:	/s/ Scott Montross Scott Montross President and Chief Executive Officer

COMPANY:
PARK ENVIRONMENTAL EQUIPMENT, LLC
By: Name: Title:	/s/ Christopher N. Eberly Christopher N. Eberly Chief Executive Officer

SELLER:
EBSR, LLC
By: Name: Title:	/s/ Christopher N. Eberly Christopher N. Eberly Chief Executive Officer

SELLER GROUP:

/s/ George W. Eberly, III George W. Eberly, III as Trustee of the George W. Eberly, III Trust under the Trust Agreement

[Signature Page to

Membership Interest Purchase Agreement]

/s/ Christopher N. Eberly Christopher N. Eberly as Trustee of the Christopher N. Eberly Trust under the Trust Agreement

/s/ Kelly W. Eberly Kelly W. Eberly as Trustee of the Kelly W. Eberly Trust under the Trust Agreement

/s/ Thomas W. Eberly Thomas W. Eberly as Trustee of the Thomas W. Eberly Trust under the Trust Agreement

/s/ Stephanie R. Detmer Stephanie R. Detmer as Trustee of the Stephanie R. Strickland Trust under the Trust Agreement

/w/ Mark D. Buehring Mark D. Buehring as Trustee of the Mark D. Buehring Trust under the Trust Agreement

[Signature Page to

Membership Interest Purchase Agreement]

EBSR, LLC, solely in its capacity as Seller Representative

By: Name: Title:	/s/ Christopher N. Eberly Christopher N. Eberly Chief Executive Officer

PARK INTERESTS, L.L.C.
By: Name: Title:	/s/ George W. Eberly, III George W. Eberly, III Manager

PARK INTERESTS I, L.L.C.
By: Name: Title:	/s/ Kelly W. Eberly Kelly W. Eberly Manager

PARK INTERESTS II, L.L.C.
By: Name: Title:	/s/ Christopher N. Eberly Christopher N. Eberly Manager

[Signature Page to

Membership Interest Purchase Agreement]